Item 6. Selected Financial Data.

We have not presented historical information for EDR prior to the completion of the IPO because we did not have material corporate operating activity during the period of time from our formation until the closing of our IPO.

The following table sets forth selected financial and operating data on a consolidated historical basis for EDR and on a combined historical basis for the legal entities that formerly made up the predecessor of EDR. For the periods presented prior to our IPO, the historical combined financial information for the predecessor of EDR includes:

•	the student housing operations of Education Properties Trust, LLC (including the properties referred to as Northpointe, The Reserve at Athens, The Reserve at Clemson and Players Club);

•	the student housing operations of the properties referred to as the Gables, College Station and University Towers; and

•	the third party management and development consulting service operations and real estate operations of Allen & O’Hara Education Services, LLC.

The results of operations for the year ended December 31, 2005 represent the combined historical operations of the EDR Predecessor for the period January 1, 2005 through January 30, 2005 as well as the consolidated historical operations of EDR for the year ended December 31, 2005.

The following information presented below does not provide all of the information contained in our financial statements, including related notes. You should read the information below in conjunction with the historical consolidated and combined financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Annual Report on Form 10-K.

STATEMENT OF OPERATIONS DATA

	Education Realty				EDR
	Trust, Inc.				Predecessor
	Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except share and per share data)
Revenues:
Student housing leasing revenue	$107,149	$85,175	$80,777	$69,558	$17,279
Student housing food service revenue	2,378	2,359	3,634	3,491	3,137
Other leasing revenue	7,145	13,811	14,012	—	—
Third-party development consulting services	8,303	5,411	3,773	1,759	392
Third-party management revenue	3,672	3,391	2,796	1,968	1,326
Operating expense reimbursements	10,796	9,330	7,638	6,694	5,223
Total revenues	139,443	119,477	112,630	83,470	27,357
Operating expenses:
Student housing leasing operations	55,120	40,798	39,100	34,390	7,251
Student housing food service operations	2,257	2,236	3,318	3,275	2,899
Reimbursable operating expenses	10,796	9,330	7,638	6,694	5,223
General and administrative	16,348	14,561	12,331	12,549	3,545
Depreciation and amortization	29,318	32,119	33,877	26,676	3,026
Loss on asset impairment	2,021	—	—	—	—
Total operating expenses	115,860	99,044	96,264	83,584	21,944
Operating income (loss)	23,583	20,433	16,366	(114)	5,413
Nonoperating expenses	30,208	27,675	29,933	17,267	5,618
Loss before equity in earnings (losses) of unconsolidated entities, income taxes, redeemable noncontrolling interests, and discontinued operations	(6,625)	(7,242)	(13,567)	(17,381)	(205)
Equity in earnings (losses) of unconsolidated entities	(196)	(277)	740	880	1,002
Income (loss) before income taxes, redeemable noncontrolling interests, and discontinued operations	(6,821)	(7,519)	(12,827)	(16,501)	797
Income tax expense	1,123	258	659	497	—
Income (loss) before redeemable noncontrolling interests and discontinued operations	(7,944)	(7,777)	(13,486)	(16,998)	797
Income (loss) attributable to redeemable noncontrolling interests	(75)	85	(251)	(881)	—
Income (loss) from continuing operations	(7,869)	(7,862)	(13,235)	(16,117)	797
Discontinued operations:
Income (loss) from operations of discontinued operations	(131)	777	886	424	(39)
Gain on sale of student housing property	—	1,644	—	—	—
Income (loss) from discontinued operations	(131)	2,421	886	424	(39)
Net Income (loss)	(8,000)	(5,441)	(12,349)	(15,693)	758
Less: Net loss attributable to the noncontrolling interests	(53)	(25)	(104)	(159)	—
Net income (loss) attributable to Education Realty Trust, Inc.	$(7,947)	$(5,416)	$(12,245)	$(15,534)	$758

Earnings per share information:
Income (loss) per share – basic and diluted
Continuing operations	$(0.28)	$(0.28)	$(0.49)	$(0.69)
Discontinued operations	—	0.08	0.03	0.02
Net loss per share	$(0.28)	$(0.20)	$(0.46)	$(0.67)
Weighted average common shares outstanding — basic and diluted	28,512,777	28,103,208	26,516,611	23,229,182
Distributions per common share	$0.82	$0.82	$1.10	$0.79

Amounts attributable to Education Realty Trust, Inc. – common stockholders:
Loss from continuing operations, net of tax	$(7,822)	$(7,738)	$(13,089)	$(15,930)
Income (loss) from discontinued operations, net of tax	(125)	2,322	844	396
Net loss	$(7,947)	$(5,416)	$(12,245)	$(15,534)

BALANCE SHEET DATA

	As of December 31,
	Education Realty				EDR
	Trust, Inc.				Predecessor
	2008	2007	2006	2005	2004
	(In thousands)
Assets:
Student housing properties, net	$733,507	$732,979	$804,759	$620,305	$83,785
Other assets, net	44,140	34,481	30,699	83,744	5,089
Total assets	$777,647	$767,460	$835,458	$704,049	$88,874
Liabilities and equity:
Mortgage and construction notes payable	$442,259	$420,940	$423,933	$328,335	$81,111
Other indebtedness	32,900	11,500	69,400	—	—
Other liabilities	20,559	19,080	19,837	17,255	5,974
Total liabilities	495,718	451,520	513,170	345,590	87,085
Redeemable noncontrolling interests	11,751	14,879	15,868	24,151	—
Equity	270,178	301,061	306,420	334,308	1,789
Total liabilities and equity	$777,647	$767,460	$835,458	$704,049	$88,874

OTHER DATA (UNAUDITED)

	As of December 31,
	Education Realty				EDR
	Trust, Inc.				Predecessor
	2008	2007	2006	2005	2004
	(In thousands, except per share and selected property information)
Funds from operations (FFO) (1):
Net income (loss) attributable to Education Realty Trust, Inc.	$(7,947)	$(5,416)	$(12,245)	$(15,534)	$758
Gain on sale of student housing property, net of noncontrolling interest	—	(1,579)	—	—	—
Loss on sale of student housing assets	512	—	—	—	—
Student housing property depreciation and amortization of lease intangibles	28,720	31,676	33,522	26,676	3,026
Equity portion of real estate depreciation and amortization on equity investees	496	424	54	—	—
Depreciation and amortization of discontinued operations	99	815	2,206	2,492	94
Noncontrolling interests	(128)	(60)	(355)	(1,040)	—
Funds from operations available to all share and unitholders	$21,752	$25,914	$23,182	$12,594	$3,878

Elimination of impairment and refinancing charges:

Development cost write-off, net of tax benefit	417	—	—	—	—
Loss on asset impairment	2,021	—	—	—	—
Loss on extinguishment of debt	4,360	—	—	—	—
Impact of impairment and refinancing charges	6,798	—	—	—	—
Funds from operations- adjusted available to all share and unitholders	$28,550	$—	$—	$—	$—
Cash flow information:
Net cash provided by operations	$26,011	$26,806	$25,187	$18,373	$3,068
Net cash provided by (used in) investing	(31,656)	33,399	(120,830)	(200,157)	(181)
Net cash provided by (used in) financing	10,614	(62,598)	40,408	243,445	(2,480)
Per share and distribution data:
Net loss per share basic and diluted	$(0.28)	$(0.20)	$(0.46)	$(0.67)	$(2,220)
Cash distributions declared per share/unit	0.82	0.82	1.10	0.79	—
Cash distributions declared	25,797	22,985	29,114	18,721	—
Selected property information (2):
Units	7,537	5,852	5,852	5,638	1,085
Beds	24,788	18,368	18,368	17,744	3,693
Occupancy (3)	90.6%	93.7%	93.5%	92.2%	89.2%
Revenue per available bed (4)	$370	$387	$372	$369	$421

(1)
As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. We present FFO available to all stockholders and unitholders because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. As such, we also exclude the impact of noncontrolling interest in our calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

(2)
The selected property information represents all owned and operated properties for 2008 (39), 2007 (25), 2006 (25) and 2005 (24) (2007, 2006 and 2005 exclude the Place portfolio). For 2004, the data represents the six properties owned by the EDR Predecessor, which are NorthPointe, The Reserve at Athens, The Reserve at Clemson, Players Club, The Gables and University Towers. This information excludes property information related to Tharpe and College Station (discontinued operations) for all years.

(3)	Average of the month-end occupancy rates for the period.

(4)
Revenue per available bed is equal to the total revenue divided by the sum of the design beds (including staff and model beds) at the property each month. Revenue and design beds for any acquired properties are included prospectively from acquisition date.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(Dollars in thousands, except selected property information and share and per share data)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results. Our MD&A is presented in eleven sections:

•	Overview
•	Our Business Segments
•	Trends and Outlook
•	Critical Accounting Policies
•	Results of Operations
•	Liquidity and Capital Resources
•	Distributions
•	Off-Balance Sheet Arrangements
•	Funds From Operations
•	Inflation
•	Recent Accounting Pronouncements

We believe our MD&A should be read in conjunction with the Consolidated Financial Statements and related Notes included in Item 8, Financial Statements and Supplementary Data, and the Risk Factors included in Item 1A. of this Annual Report on Form 10-K.

Unless otherwise noted, this MD&A relates only to results from continuing operations. The years ended December 31, 2008, 2007 and 2006 reflect the classification of College Station’s financial results as discontinued operations.  The years ended December 31, 2007 and 2006 reflect the classification of the Village on Tharpe’s financial results as discontinued operations.

Overview

We are a self-managed and self-advised real estate investment trust (“REIT”) engaged in the ownership, acquisition, development and management of high quality student housing communities. We also provide student housing development consulting services and management services to universities, charitable foundations and other third parties. We believe that we are one of the largest private owners, developers and managers of high quality student housing communities in the United States in terms of total beds owned and under management.

We earn income from rental payments we receive as a result of our ownership of student housing properties. We also earn income by performing property management services and development consulting services for third parties through AOES and AODC, respectively. While we manage 100% of the properties we own, we do not recognize any fee income from their management on a consolidated basis.  Furthermore, we do not recognize development fee income on a consolidated basis for properties that are being developed for ownership by the Trust.

We have elected to be taxed as a REIT for federal income tax purposes.

Our Business Segments

We define business segments by their distinct customer base and service provided. Management has identified three reportable segments: student housing leasing, management services and development consulting services. We evaluate each segment’s performance based on pre-tax net operating income, which is defined as income before depreciation, amortization, impairment losses, interest expense, equity in earnings of unconsolidated entities and discontinued operations. The accounting policies of the reportable segments are described in more detail in the summary of significant accounting policies in the footnotes to the financial statements. Inter-company fees are reflected at their contractually stipulated amounts.

Student housing leasing

Student housing leasing revenue represented 87.3% of our revenue, excluding operating expense reimbursements, for the year ended December 31, 2008. Our revenue related to food service operations is included in this segment. Additionally, for all of 2007 and the first month of 2008, this segment included other leasing revenue related to the Place lease which was terminated on February 1, 2008.

Unlike multi-family housing where apartments are leased by the unit, student-housing communities are typically leased by the bed on an individual lease liability basis. Individual lease liability limits each resident’s liability to his or her own rent without liability for a roommate’s rent. A parent or guardian is required to execute each lease as a guarantor unless the resident provides adequate proof of income. The number of lease contracts that we administer is therefore equivalent to the number of beds occupied instead of the number of apartment units.

Due to our predominantly private bedroom accommodations, the high level of student-oriented amenities, the fact that units are furnished and in most cases rent includes utilities, cable TV and internet service and because of the individual lease liability, we believe our properties can typically command higher per-unit and per-square foot rental rates than most multi-family properties in the same geographic markets. We are also typically able to command higher rental rates than on-campus student housing, which tends to offer fewer amenities.

The majority of our leases commence mid-August and terminate the last day of July. These dates generally coincide with the commencement of the universities’ fall academic term and the completion of the subsequent summer school session. As such, we are required to re-lease each property in its entirety each year, resulting in significant turnover in our tenant population from year to year. In 2008 and 2007, approximately 69.3% and 68.5%, respectively, of our leased beds were to students who were first-time residents at our properties. As a result, we are highly dependent upon the effectiveness of our marketing and leasing efforts during the annual leasing season that typically begins in November and ends in August of each year. Our properties’ occupancy rates are therefore typically stable during the August to July academic year but are susceptible to fluctuation at the commencement of each new academic year.

Prior to the commencement of each new lease period, mostly during the first two weeks of August but also during September at some communities, we prepare the units for new incoming tenants. Other than revenue generated by in-place leases for returning tenants, we do not generally recognize lease revenue during this period referred to as “Turn” as we have no leases in place. In addition, we incur significant expenses during Turn to make our units ready for occupancy.  These expenses are recognized immediately. This lease Turn period results in seasonality in our operating results during the third quarter of each year.

In 2007, we began developing projects for our ownership and plan to increase self-development activity going forward. During 2008, we opened our first wholly owned, self-developed property servicing Southern Illinois University.

Management services

Revenue from our management services segment, excluding operating expense reimbursements, represented approximately 6.0% of our revenue for the year ended December 31, 2008. These revenues are typically derived from multi-year management agreements under which management fees are typically 3-5% of leasing revenue. These agreements typically have an initial term of five to ten years with a renewal option for an additional five years. As part of the management agreements, there are certain payroll and related expenses we pay on behalf of the property owners. These costs are included in reimbursable operating expenses and are required to be reimbursed to us by the property owners. We recognize the expense and revenue related to these reimbursements when incurred. These operating expenses are wholly reimbursable and therefore not considered by management when analyzing the operating performance of our management services business.

Development consulting services

Revenue from our development consulting services segment, excluding operating expense reimbursements, represented approximately 6.7% of our revenue for the year ended December 31, 2008. Fees for these services are typically 3-5% of the total cost of a project and are payable over the life of the project, which is typically one to two years in length. We incur expenses that are reimbursable by a project when awarded. We recognize the expenses when incurred while the reimbursement revenue is not recognized until the consulting contract is awarded. These operating expenses are wholly reimbursable and therefore not considered by our management when analyzing the operating performance of our development consulting services business. Also, at times, we will pay pre-development project expenses such as architectural fees and permits if such are required prior to the project’s financing being in place. We typically obtain a guarantee from the owner for repayment of these project specific costs.

We periodically enter into joint venture arrangements whereby we provide development consulting services to third-party student housing owners in an agency capacity. We recognize our portion of the earnings in each joint venture based on our ownership interest, which is reflected as equity in earnings of unconsolidated entities after net operating income in our statement of operations. Our revenue and operating expenses could fluctuate from period to period based on the extent we utilize joint venture arrangements to provide third-party development consulting services.

The amount and timing of future revenues from development consulting services will be contingent upon our ability to successfully compete in public universities’ competitive procurement processes, our ability to successfully structure financing of these projects and our ability to ensure completion of construction within agreed construction timelines and budgets. To date, all of our development projects have completed construction in time for their targeted occupancy dates.

Trends and Outlook

Rents and occupancy

We expect the general trend of limited on-campus housing availability to continue for the foreseeable future, providing us with continued opportunities to maximize revenues through increased occupancy and/or rental rates in our owned portfolio. We manage our properties to maximize revenues, which are primarily determined by two components: rental rates and occupancy rates. We customarily adjust rental rates in order to maximize revenues, which in some cases results in a lower occupancy rate, but in most cases results in stable or increasing revenue from the property. As a result, a decrease in occupancy may be offset by an increase in rental rates and may not be material to our operations.

For the year ended December 31, 2008, same-community revenue per available bed increased to $393 and same-community physical occupancy decreased to 92.6% compared to revenue per available bed of $387 and physical occupancy of 93.7% for the year ended December 31, 2007. The results represent averages for the Trust’s portfolio which are not necessarily indicative of every property in the portfolio. As would be expected, individual properties can and do perform both above and below these averages, and, at times, an individual property may show a decline in total revenue due to local university and economic conditions. Our management focus is to assess these situations and address them as quickly as possible in an effort to minimize the exposure and reverse any negative trend.

On a same-community basis, the 2008-2009 lease year had an average rate growth of 4.8% and an occupancy decline of approximately 0.8%, excluding three communities in the currently challenging markets of Kalamazoo, Michigan, Gainesville, Florida, and Oxford, Mississippi. These three communities have faced significant new supply in their respective markets while enrollment at each school is flat or declining.  Combined, these communities experienced a 13.8% decline in occupancy and a 3.0% decline in rate for the 2008-2009 lease term. We will continue to focus on improving occupancy at these communities, but it will take time for the imbalance to reach a level of equilibrium. In total, including these three communities, same-community average rates for the 2008-2009 lease year grew about 3.3% and occupancy declined approximately 2.7%.

Student housing operating costs

For the year ended December 31, 2008, same-community operating expense per bed increased to $193 compared to $185 for the same period in the prior year. This increase is primarily attributable to a rise in payroll related expenses, increased marketing expenses, higher utility costs, and a loss on the sale of the land and parking garage at our University Towers community. Excluding the impact of the land and parking garage sale, we experienced operating expense growth of over 4.5% in the first, second and third quarters of 2008 and a decline in operating expenses of 6.1% in the fourth quarter.  Overall, excluding the impact of the land and parking garage sale, we had operating expense growth of 3.2% for the year ended December 31, 2008 as compared to 2.5% for the same period in 2007.  We slowed the rate of expense growth in the fourth quarter with a targeted cost reduction plan. Specifically, we put in place selective staff reductions, a hiring freeze and a moratorium on wage increases at both the property and corporate levels. Furthermore, we curbed discretionary spending as we worked to improve our margins and strengthen our communities during the current volatile and unsettled US economic conditions.

General and administrative costs

In 2007, we experienced increases in salaries and staffing costs primarily related to the growth of each business segment and due to new systems implementation efforts. This trend continued in 2008 mainly due to the termination of the Place lease and the assumption of the management responsibilities over the Place Portfolio. In addition, $706 of development costs were written off in 2008 related to a project we are no longer pursuing as company owned. However, as mentioned above, we have put in place certain cost cutting measures to improve profitability going forward.

Termination of Place Lease

On February 1, 2008, the Trust terminated the lease with Place Properties, Inc. (“Place”) for 13 properties owned by the Trust but previously operated and managed by Place. Under the agreement, the Trust received a lease termination fee of $6,000. As a result of the lease termination, the Trust began managing these communities and began recognizing the results of operations for these communities in the Trust’s consolidated financial statements as of the lease termination date. Previously, the Trust recognized base rental income of $13,740 annually for the lease and had the right to receive “Additional Rent” annually if the communities exceeded certain criteria defined in the lease agreement. In the near term, the net operating income received from these communities is expected to be less than the rental income received under the lease; thus, potentially reducing our net income from continuing operations over the next 2 to 3 years. The Place Portfolio achieved an average occupancy of 81.9% compared to 87.8% for the prior lease year. During the year ended December 31, 2008, the Place Portfolio’s net operating income (including the other lease revenue received in January of 2008 of $1,145 prior to the termination) was $8,785 compared to other lease revenue of $13,811 in 2007. The Trust negotiated the lease termination fee of $6,000 in part to offset the expected shortfall in operating results of the communities. Over time, we expect to be able to improve the operating results of the Place Portfolio through revenue growth driven by improved marketing and customer service strategies.  However, as with all its communities, management continually assesses each community and their respective markets to determine if such growth is achievable or if other alternatives should be pursued.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions in certain circumstances that affect amounts reported in our financial statements and related notes. In preparing these financial statements, management has utilized all available information, including its past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The ultimate outcome anticipated by management in formulating its estimates may not be realized. Application of the critical accounting policies below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In addition, other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.

Student housing leasing revenue recognition

Student housing leasing revenue is comprised of all revenue related to the leasing activities at our student housing properties and includes revenues from the leasing of space, parking lot rentals and certain ancillary services. Revenue from our food service operations is also included in this segment. Additionally, this segment included, other leasing revenue related to the Place Portfolio lease, which was terminated February 1, 2008. Additional information is included below regarding revenue recognition for student housing food service and other leasing revenue.

Students are required to execute lease contracts with payment schedules that vary from annual to monthly payments. Generally, a nonrefundable application fee, a nonrefundable service fee and a notarized parental guarantee must accompany each executed contract. Receivables are recorded when due. Leasing revenues and related lease incentives and nonrefundable application and service fees are recognized on a straight-line basis over the term of the contracts. Balances are considered past due when payment is not received on the contractual due date. Allowances for doubtful accounts are established by management when it is determined that collection is doubtful.

Student housing food service revenue recognition

In 2006, we provided food service to an unaffiliated secondary boarding school through a contract covering a nine-month period. The contract required a flat weekly fee and the related revenues were recognized on a straight-line basis over the contract period. This contract was terminated effective December 31, 2006. Additionally, we maintain a dining facility at University Towers, which offers meal plans to the tenants as well as dining to other third-party customers. The meal plans typically require upfront payment by the tenant covering the school semester and the related revenue is recognized on a straight-line basis over the corresponding semester.

Other leasing revenue recognition

Other leasing revenue relates to our leasing of 13 properties we acquired from Place on January 1, 2006. Simultaneous with the acquisition of the 13 properties, the Trust leased the assets to Place and received base monthly rent of $1,145 and had the right to receive “Additional Rent” annually if the properties exceeded certain criteria defined in the lease agreement. Base rent was recognized on a straight-line basis over the lease term and Additional Rent was recognized only upon satisfaction of the defined criteria. On February 1, 2008, the lease was terminated.

Revenue and cost recognition of development consulting services

Costs associated with the pursuit of third-party development consulting contracts are expensed as incurred until such time as we have been notified of a contract award or reimbursement has been otherwise guaranteed by the customer. At such time, the reimbursable portion of such costs is recorded as a receivable. Development consulting revenues are recognized using the percentage of completion method as determined by construction costs incurred relative to the total estimated construction costs. Occasionally, our development consulting contracts include a provision whereby we can participate in project savings resulting from our successful cost management efforts. We recognize these revenues once all contractual terms have been satisfied and we have no future performance requirements. This typically occurs after construction is complete. Costs associated with development consulting services are expensed as incurred. We generally receive a significant percentage of our fees for development consulting services upon closing of the project financing, a portion of the fee over the construction period, and the balance upon substantial completion of construction. Because revenue from these services is recognized for financial reporting purposes utilizing the percentage of completion method, differences occur between amounts received and revenues recognized. Differences also occur between amounts recognized for tax purposes and those recognized from financial reporting purposes. Because REITs are required to distribute 90% of their taxable income, our distribution requirement with respect to our income from third-party services may exceed that reflected as net income for financial reporting purposes from such activities.

We also periodically enter into joint venture arrangements whereby we provide development consulting services to third-party student housing owners in an agency capacity. We recognize our portion of the earnings in each joint venture based on our ownership interest, which is reflected after net operating income in our consolidated statement of operations as equity in earnings of unconsolidated entities. Our revenue and operating expenses could fluctuate from period to period based on the extent we utilize joint venture arrangements to provide third-party development consulting services.

Student housing property acquisitions and dispositions

Land, land improvements, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. Buildings and improvements are depreciated over 30 to 40 years, land improvements are depreciated over 15 years and furniture, fixtures, and equipment are depreciated over 3 to 7 years. Depreciation is computed using the straight-line method for financial reporting purposes.

Property acquisitions are accounted for utilizing the purchase method in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and accordingly, the results of operations are included from the respective dates of acquisition. Pre-acquisition costs, including legal and professional fees and other third party costs related directly to the acquisition of the property, are accounted for as part of the purchase price. Appraisals, estimates of cash flows and valuation techniques are used to allocate the purchase price of acquired property between land, land improvements, buildings and improvements, furniture, fixtures and equipment and other identifiable intangibles such as amounts related to in-place leases.

Student housing properties classified as held for sale are based on the criteria within SFAS No. 144, Accounting for the Impairment and Disposal of Long Lived Assets. When a student housing property is identified as held for sale, fair value less cost to sell is estimated. If fair value less cost to sell is less than the carrying amount of the asset an impairment charge is recorded for the estimated loss. Depreciation expense is no longer recorded once a student housing property has met the held for sale criteria. Operations of student housing properties that are sold or classified as held for sale are recorded as part of discontinued operations for all periods presented. In 2008, 2007 and 2006 the operations pertaining to College Station were classified as discontinued operations as the property was subsequently sold in 2009.  In 2007 and 2006 the operations pertaining to the Village on Tharpe were classified as discontinued operations as the property was sold during 2007. No assets were held for sale during 2008.

Repairs and maintenance

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset beyond one year are capitalized and depreciated over the remaining useful life of the asset. Planned major repair, maintenance and improvement projects are capitalized when performed. In some circumstances, the lenders require us to maintain a reserve account for future repairs and capital expenditures. These amounts are not available for current use and are recorded as restricted cash on our consolidated balance sheet.

Long lived assets — impairment

In accordance with SFAS No. 144, management is required to assess whether there are any indicators that our real estate assets may be impaired.  A property’s value is considered impaired if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property, based on its intended use, is less than the carrying value of the property. These estimates of cash flows are based on factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property, thereby reducing our net income.  As a result of management’s assessment during the fourth quarter of 2008, the Trust recognized an impairment loss of $1,633.

Use of Estimates

Significant estimates and assumptions are used by management in determining the recognition of third- party development consulting revenue under the percentage of completion method, useful lives of student housing assets, the valuation of goodwill, the initial valuations and underlying allocations of purchase price in connection with student housing property acquisitions, the determination of fair value for impairment assessments, and in recording the allowance for doubtful accounts.  Actual results could differ from those estimates.

We review our assets, including our student housing properties, properties under development, and goodwill for potential impairment indicators whenever events or circumstances indicate that the carrying value might not be recoverable.  Impairment indicators include, but are not limited to, declines in our market capitalization, overall market factors, changes in cash flows, significant decreases in net operating income and occupancies at our operating properties, changes in projected completion dates of our development projects, and sustainability of development projects.  Our tests for impairment were based on the most current information available and if conditions change or if our plans regarding our assets change, it could result in additional impairment charges in the future.  However, based on our plans with respect to our operating properties and those under development, we believe the carrying amounts are recoverable.

Results of Operations for the Years Ended December 31, 2008 and 2007

	Year Ended December 31, 2008					Year Ended December 31, 2007

	Student	Development				Student	Development
	Housing	Consulting	Management			Housing	Consulting	Management
	Leasing	Services	Services	Adjustments	Total	Leasing	Services	Services	Adjustments	Total

Revenues:
Student housing leasing revenue	$107,149	$—	$—	$—	$107,149	$85,175	$—	$—	$—	$85,175
Student housing food service revenue	2,378	—	—	—	2,378	2,359	—	—	—	2,359
Other leasing revenue	7,145	—	—	—	7,145	13,811	—	—	—	13,811
Third-party development consulting services	—	8,303	—	—	8,303	—	5,411	—	—	5,411
Third-party management services	—	—	3,672	—	3,672	—	—	3,391	—	3,391
Intersegment revenues	—	661	4,290	(4,951)	—	—	—	3,409	(3,409)	—
Operating expense reimbursements	—	—	—	10,796	10,796	—	—	—	9,330	9,330
Total revenues	116,672	8,964	7,962	5,845	139,443	101,345	5,411	6,800	5,921	119,477
Operating expenses:
Student housing leasing operations	55,120	—	—	—	55,120	40,798	—	—	—	40,798
Student housing food service operations	2,257	—	—	—	2,257	2,236	—	—	—	2,236
General and administrative	3	4,196	7,234	(337)	11,096	105	2,787	6,628	—	9,520
Intersegment expenses	4,290	—	—	(4,290)	—	3,409	—	—	(3,409)	—
Reimbursable operating expenses	—	—	—	10,796	10,796	—	—	—	9,330	9,330
Total operating expenses	61,670	4,196	7,234	6,169	79,269	46,548	2,787	6,628	5,921	61,884
Net operating income (loss)	55,002	4,768	728	(324)	60,174	54,797	2,624	172		57,593
Nonoperating expenses(1)	60,114	(76)	—	—	60,038	58,007	—	—	—	58,007
Income (loss) before equity in earnings (losses) of unconsolidated entities, income taxes, redeemable noncontrolling interests and discontinued operations	(5,112)	4,844	728	(324)	136	(3,210)	2,624	172	—	(414)

	Year Ended December 31, 2008					Year Ended December 31, 2007

	Student	Development				Student	Development
	Housing	Consulting	Management			Housing	Consulting	Management
	Leasing	Services	Services	Adjustments	Total	Leasing	Services	Services	Adjustments	Total

Equity in earnings (losses) of unconsolidated entities	(192)	(4)	—	—	(196)	(510)	233	—	—	(277)
Income (loss) before income taxes, redeemable noncontrolling interests and discontinued operations(2)	$(5,304)	$4,840	$728	$(324)	$(60)	$(3,720)	$2,857	$172	$—	$(691)

(1)
Nonoperating expenses include interest expense, interest income, gains (losses) on the extinguishment of debt, amortization of deferred financing costs, depreciation, amortization of intangibles and impairment losses on assets.

(2)
The following is a reconciliation of the reportable segments’ net loss before income taxes, redeemable noncontrolling interests and discontinued operations to the Trust’s consolidated net loss before income taxes, redeemable noncontrolling interests and discontinued operations for the year ended December 31:

	2008	2007
Loss before income taxes, redeemable noncontrolling interests and discontinued operations for reportable segments	$(60)	$(691)
Other unallocated corporate expenses	(6,761)	(6,828)
Loss before income taxes, redeemable noncontrolling interests and discontinued operations	$(6,821)	$(7,519)

Student housing leasing

Student housing operating statistics for all owned and operated properties for 2008 and 2007 were as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2008 (9)	2007 (10)	Difference
Occupancy
Physical (1)	90.6%	93.7%	(3.1)%
Economic (2)	87.2%	91.1%	(3.9)%
NarPAB (3)	$348	$362	$(14)
Other income per avail. bed (4)	$22	$25	$(3)
RevPAB (5)	$370	$387	$(17)

Operating expense per bed (6) (7)	$191	$185	$6
Operating margin	48.4%	52.2%	(3.8)%
Design Beds (8)	287,876	220,416	67,460

(1)	Physical occupancy represents a weighted average of the month-end occupancies for the respective period.

(2)	Economic occupancy represents the effective occupancy calculated by taking net apartment rent accounted for on a GAAP basis for the respective period divided by market rent for the respective period.

(3)
NarPAB represents GAAP net apartment rent for the respective period divided by the sum of the design beds in the portfolio for each of the included months. Does not include food service revenue or other leasing revenue.

(4)
Represents other GAAP-based income for the respective period divided by the sum of the design beds in the portfolio for each of the included months. Other income includes service/app fees, late fees, termination fees, parking fees, transfer fees, damage recovery, utility recovery, and other misc.

(5)	Represents total revenue (net apartment rent plus other income) for the respective period divided by the sum of the design beds in the portfolio for each of the included months.

(6)	Represents property-level operating expense excluding management fees, depreciation and amortization divided by the sum of the design beds for each of the included months.

(7)
For the year ended December 31, 2008, approximately $2 per bed related to the loss on the sale of land and the parking garage at University Towers (see Note 5 in the consolidated financial statements) is excluded.

(8)
Represents the sum of the monthly design beds in the portfolio during the period. As of February 1, 2008, the design beds related to the Place Portfolio were included in the total for year ended December 31, 2008 due to the termination of the lease with Place.

(9)	This information excludes property information related to College Station (discontinued operations).

(10)	This information excludes property information related to Tharpe and College Station (discontinued operations).

The community statistics shown above on a consolidated basis reflect a decline in physical occupancy of 3.1%, a decline in RevPAB of 4.6% and a decline in margins of 380 basis points. These results are not indicative of the year over year performance of our existing portfolio as they include the impact of assuming management of the Place Portfolio, whose underlying economics are currently different from our existing communities. For the year ended December 31, 2008, the Place Portfolio had an average physical occupancy of 83.3%, RevPAB of $301, and operating margins of 39.2% compared to 92.6%, $393, and 50.7%, respectively, on a same community basis.

Student housing operating statistics for same-community properties for 2008 and 2007 were as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2008 (9)	2007 (10)	Difference
Occupancy
Physical (1)	92.6%	93.7%	(1.1)%
Economic (2)	89.5%	91.1%	(1.6)%
NarPAB (3)	$368	$362	$6
Other income per avail. bed (4)	$25	$25	$—
RevPAB (5)	$393	$387	$6

Operating expense per bed (6) (7)	$193	$185	$8
Operating margin	50.9%	52.2%	(1.3)%
Design Beds (8)	220,402	220,416	(14)

(1)	Physical occupancy represents a weighted average of the month-end occupancies for the respective period.

(2)	Economic occupancy represents the effective occupancy calculated by taking net apartment rent accounted for on a GAAP basis for the respective period divided by market rent for the respective period.

(3)
NarPAB represents GAAP net apartment rent for the respective period divided by the sum of the design beds in the portfolio for each of the included months. Does not include food service revenue or other leasing revenue.

(4)
Represents other GAAP-based income for the respective period divided by the sum of the design beds in the portfolio for each of the included months. Other income includes service/app fees, late fees, termination fees, parking fees, transfer fees, damage recovery, utility recovery, and other misc.

(5)	Represents total revenue (net apartment rent plus other income) for the respective period divided by the sum of the design beds in the portfolio for each of the included months.

(6)	Represents property-level operating expense excluding management fees, depreciation and amortization divided by the sum of the design beds for each of the included months.

(7)
For the year ended December 31, 2008, approximately $2 per bed related to the loss on the sale of land and the parking garage at University Towers (see Note 5 in the consolidated financial statements) is excluded.

(8)	Represents the sum of the monthly design beds in the portfolio during the period.

(9)	This information excludes property information related to College Station (discontinued operations).

(10)	This information excludes property information related to Tharpe and College Station (discontinued operations).

Total revenue in the student housing leasing segment was $116,672 for the year ended December 31, 2008. This represents an increase of $15,327, or 15.1%, from the same period in 2007. Student housing leasing revenue increased 25.8%, contributing $21,974 to the overall increase, while student housing food service revenue contributed growth of $19. These increases were offset by a decline in other leasing revenue of $6,666 as a result of the Place lease termination. Subsequent to the termination in February 2008, we began managing the Place Portfolio and therefore the majority of the increase in student housing leasing revenue is attributable to leasing revenues related to the Place properties of $19,485 since the termination date. Other leasing revenue for the year ended December 31, 2008 includes the lease termination fee revenue of $6,000 and January 2008 base rent of $1,145 compared to $13,811 of lease revenue recognized in the prior year. Same-community revenue growth of 1.5% year over year contributed to a $1,295 increase in student housing leasing revenue. The growth in same-community revenue for the period was driven by a 2.8% improvement in rental rates, representing an increase of $2,377 that was offset by a 120 basis point decline in occupancies, representing a decline of $1,021. Furthermore, same-community revenue declined $92 due to more vacant days during the turn period in the current leasing year compared to the prior leasing year. The Reserve at Saluki Point, which opened in August of 2008, also contributed $1,193 to the increase in student housing leasing revenue.

Operating expenses in the student housing leasing segment increased $15,122, or 32.5%, to $61,670 for the year ended December 31, 2008, as compared to the same period in 2007. Student housing leasing operations increased a total of $14,322, or 35.1%, over the prior year, with an increase of $11,845, or 29.0%, attributable to operating expenses associated with managing the Place Portfolio since the termination as discussed above. A 4.5% growth in same community operating expenses contributed $1,842 of expense increase while $496 came from The Reserve at Saluki Point community that opened in August of 2008.  Furthermore, an additional $82 in pre-opening expenses were incurred for properties under development.

The same-community operating expense growth of $1,842 includes the impact of a $225 real estate tax refund in the first quarter of 2007 and a $512 loss on sale of the land and parking garage at the University Towers community in February 2008. Excluding these two items same community operating expenses grew $1,105, or 2.7%, for the year ended December 31, 2008. A trend of higher operating expenses occurred in the first three quarters of 2008 across most expense categories.  In response to this trend management implemented cost containment measures to control discretionary spending and took steps to solidify the Trust’s cost structure through staff reduction, hiring freezes and wage freezes.  As a result, same community operating expenses were reduced during the fourth quarter of 2008 and were $601 below the fourth quarter of 2007.

Since the lease termination on February 1, 2008, the Place Portfolio produced net operating income of $7,640 for the eleven months ended December 31, 2008 on student housing leasing revenue of $19,485 and operating expenses of $11,845. The net operating income of $7,640 for the eleven months ended December 31, 2008, represents a $5,026 or $0.17 per share/unit decrease from the $12,666 of other lease revenue received under the lease agreement with Place during the same eleven month period ended December 31, 2007. The Trust negotiated the lease termination fee in part to offset the expected shortfall in operating results of the communities. However, the noted shortfall through December 31, 2008 was more than originally projected due to occupancy issues at several communities that were more significant than expected.  The Place Portfolio opened the 2008-2009 lease year with an average occupancy of 81.9% compared to 87.8% in the prior year.  Over time, the Trust expects to be able to improve the operating results of the Place Portfolio through revenue growth driven by improved marketing and customer service strategies.

Nonoperating expenses increased $2,107 to $60,114 for the year ended December 31, 2008, as compared to same period in 2007. This increase was primarily driven by a $4,360 loss on the early retirement of debt, an impairment loss of $1,633 related to student housing assets and an impairment loss of $388 related to goodwill.  These impairment and refinancing charges were offset by $2,938 decline in depreciation expense due primarily to fully depreciated assets that remain in service and a $1,474 decline in interest expense. Interest expense benefited from a lower average outstanding debt balance, an approximate 300 basis point drop in interest rates related to the Amended Revolver, and capitalized interest of $439 related to ongoing development projects.

Equity in earnings of unconsolidated entities represents our share of the net income or loss related to four investments in unconsolidated entities that own student housing communities. These communities are also managed by the Trust. For the year ended December 31, 2008, equity in earnings was a loss of $192 compared to a loss of $510 in the prior year. The improvement comes from a full year of operations in our joint venture community in Greensboro, North Carolina as well as better operating results from the three existing investments, which are a result of the management company’s focused efforts to improve performance for the joint venture owners.

Development consulting services

The following table represents the development consulting projects that were active during the years ended December 31, 2008 and 2007:

			Recognized Earnings
Project	Beds	Fee Type	2008	2007	Difference
Slippery Rock University — Phase I	1,390	Development fee	$—	$46	$(46)
Indiana University of Pennsylvania — Phase I	734	Development fee	—	1,597	(1,597)
University of Michigan	895	Development fee	314	285	29
University of North Carolina — Greensboro	600	Construction oversight fee	—	50	(50)
University of Alabama — Tuscaloosa	631	Development fee	670	978	(308)
Slippery Rock University — Phase II	746	Development fee	1,019	1,067	(48)
Indiana University of Pennsylvania — Phase II	1,102	Development fee	2,341	1,378	963
Fontainebleu Renovation Project	435	Development fee	171	10	161
West Chester – Phase I	1,197	Development fee	2,033	—	2,033
Indiana University of Pennsylvania – Phase III	1,084	Development fee	1,339	—	1,339
Colorado State University – Pueblo	253	Development fee	234	—	234
Auraria Higher Education System	685	Development fee	182	—	182
Southern Illinois University — Carbondale	528	Construction oversight fee	199	—	199
Syracuse University	432	Development fee	462	—	462
Development consulting services			$8,964	$5,411	$3,553
California University of Pennsylvania — Phase V	354	Development fee	$—	$124	$(124)
University of North Carolina — Greensboro	600	Development fee	—	118	(118)
University of Louisville — Phase III	359	Development fee	—	(9)	9
Other			(4)	—	(4)
Equity in earnings of unconsolidated entities			$(4)	$233	$(237)

Development consulting services revenue increased $3,553, or 65.7%, to $8,964 for the year ended December 31, 2008, as compared to the same period in 2007. The increase in revenue is indicative of an increase in the number and size of projects as well as an increase in development fee incentives earned by completing projects under budget. There were eight main projects representing 6,237 beds and a renovation project active in 2008 compared to five active projects representing 4,108 beds and a renovation project active in 2007.  In 2008, approximately $852 of contingent fees were recognized related to the previously completed University of Alabama and Auraria Higher Education System projects.  The construction oversight fee and development fee recognized for Southern Illinois University-Carbondale and Syracuse University, respectively, are intersegment revenue related to projects developed for the Trust’s ownership; therefore, they are eliminated in the accompanying consolidated financial statements.

Equity in earnings of unconsolidated entities in the development consulting services segment decreased $237 from the prior year to a loss of $4 in the current year. There were two joint ventures with active development projects in 2007, and none in 2008, which reflects the Trust’s desire to provide third-party development services directly and not through joint venture arrangements.

General and administrative costs in the third-party development consulting services segment increased $1,409 to $4,196 for the year ended December 31, 2008, as compared to the same period in 2007.   About $703, or 50% of the increase, is a result of increases in staffing and related expenses and corporate overhead costs allocated to the segment to support the 65.7% growth in revenue. The other 50% of the increase represents a $706 write off of development costs related to a project we are no longer pursuing as  company owned. As discussed under the student housing leasing section, management has implemented certain cost control measures focused on reducing the rate of expense growth across the company that are expected to impact general and administrative costs in the development consulting services segment.

Nonoperating expenses included $76 of interest income, primarily related to the Trust advancing predevelopment costs under predevelopment agreements, for which the Trust is reimbursed with interest when the institution’s governing body formally approves the final development contract and project financing is put in place.

Management services

Total management services revenue increased by $1,162, or 17.1%, to $7,962 for the year ended December 31, 2008, as compared to the same period in 2007. The addition of managing the Place Portfolio as discussed under “Student housing leasing” above contributed to $878 of the increase by way of intersegment revenue while third-party management fee revenue increased $281, or 8.3%, to $3,672 for the year ended December 31, 2008. The increase in third-party fees consists of $48 related to two new management contracts entered into at various times during 2007, $108 related to three new management contracts entered into in 2008, $91 related to one community that came out of development in 2007 and $66 related to one community that came out of development in 2008.  In addition, a 6.4% increase in revenue from existing contracts contributed $183 of revenue growth. These increases were partially offset by a decrease of $215 in third-party fees as a result of three contracts that were terminated in 2007.

During 2008, the Trust also received notice of termination related to the management of a five property portfolio in Michigan. The owner chose to take management in-house and terminated the management agreement with the Trust effective October 8, 2008. On an annualized basis the Trust recognized fees of approximately $420 or $248 on an after-tax basis. As the Trust received a termination fee, the impact of the termination on 2008 operating results was minimal.

General and administrative costs for our management services segment increased $606 to $7,234 for the year ended December 31, 2008, as compared to the same period in 2007. This increase is due to increases in staffing and related costs resulting from the management of the Place Portfolio. As discussed under the student housing leasing section, management has implemented certain cost control measures focused on reducing the rate of expense growth across the company that are expected to impact general and administrative costs in the management services segment.

Unallocated corporate expenses

Unallocated corporate expenses represent general and administrative and nonoperating expenses that are not allocated to any of our business segments. For the year ended December 31, 2008, unallocated corporate expenses decreased $67, or 1.0%, to $6,761. The majority of this decrease is due to an increase in interest income of $231 primarily related to an intercompany loan between the Operating Partnership and the University Towers student housing community and a decrease in deferred financing costs of $224 related to the write-off of deferred financing fees associated with the Term Loan that was repaid in the second quarter of 2007. These favorable variances were offset by higher salary and overhead costs related to growth driven increases in head count. As discussed under the student housing leasing section, management has implemented certain cost control measures focused on reducing the rate of expense growth across the company.

Results of Operations for the Years Ended December 31, 2007 and 2006

	Year Ended December 31, 2007					Year Ended December 31, 2006

	Student	Development				Student	Development
	Housing	Consulting	Management			Housing	Consulting	Management
	Leasing	Services	Services	Adjustments	Total	Leasing	Services	Services	Adjustments	Total

Revenues:
Student housing leasing revenue	$85,175	$—	$—	$—	$85,175	$80,777	$—	$—	$—	$80,777
Student housing food service revenue	2,359	—	—	—	2,359	3,634	—	—	—	3,634
Other leasing revenue	13,811	—	—	—	13,811	14,012	—	—	—	14,012
Third-party development consulting services	—	5,411	—	—	5,411	—	3,773	—	—	3,773
Third-party management services	—	—	3,391	—	3,391	—	—	2,796	—	2,796
Intersegment revenues	—	—	3,409	(3,409)	—	—	—	3,281	(3,281)	—
Operating expense reimbursements	—	—	—	9,330	9,330	—	—	—	7,638	7,638
Total revenues	101,345	5,411	6,800	5,921	119,477	98,423	3,773	6,077	4,357	112,630
Operating expenses:
Student housing leasing operations	40,798	—	—	—	40,798	39,100	—	—	—	39,100
Student housing food service operations	2,236	—	—	—	2,236	3,318	—	—	—	3,318
General and administrative	105	2,787	6,628	—	9,520	21	2,210	5,004	—	7,235
Intersegment expenses	3,409	—	—	(3,409)	—	3,281	—	—	(3,281)	—
Reimbursable operating expenses	—	—	—	9,330	9,330	—	—	—	7,638	7,638
Total operating expenses	46,548	2,787	6,628	5,921	61,884	45,720	2,210	5,004	4,357	57,291
Net operating income (loss)	54,797	2,624	172		57,593	52,703	1,563	1,073	—	55,339
Nonoperating expenses(1)	58,007	—	—	—	58,007	62,502	—	—	—	62,502
Income (loss) before equity in earnings (losses) of unconsolidated entities, income taxes, redeemable noncontrolling interests and discontinued operations	(3,210)	2,624	172	—	(414)	(9,799)	1,563	1,073	—	(7,163)

	Year Ended December 31, 2007					Year Ended December 31, 2006

	Student	Development				Student	Development
	Housing	Consulting	Management			Housing	Consulting	Management
	Leasing	Services	Services	Adjustments	Total	Leasing	Services	Services	Adjustments	Total

Equity in earnings (losses) of unconsolidated entities	(510)	233	—	—	(277)	(74)	814	—	—	740
Income (loss) before income taxes, redeemable noncontrolling interests and discontinued operations(2)	$(3,720)	$2,857	$172	$—	$(691)	$(9,873)	$2,377	$1,073	$—	$(6,423)

(1)
Nonoperating expenses include interest expense, interest income, gains (losses) on the extinguishment of debt, amortization of deferred financing costs, depreciation, amortization of intangibles and impairment losses on assets.

(2)
The following is a reconciliation of the reportable segments’ net loss before income taxes, redeemable noncontrolling interests and discontinued operations to the Trust’s consolidated net loss before income taxes, redeemable noncontrolling interests and discontinued operations for the year ended December 31:

	2007	2006
Loss before income taxes, redeemable noncontrolling interests and discontinued operations for reportable segments	$(691)	$(6,423)
Other unallocated corporate expenses	(6,828)	(6,404)
Loss before income taxes, redeemable noncontrolling interests and discontinued operations	$(7,519)	$(12,827)

Student housing leasing

Overall average physical occupancy and Revenue per Available Bed (“RevPAB”) for 2007 and 2006 were as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2007 (8)	2006 (8)	Difference
Occupancy
Physical (1)	93.7%	93.5%	0.2%
Economic (2)	91.1%	91.4%	(0.3)%
NarPAB (3)	$362	$348	$14
Other income per avail. bed (4)	$25	$24	$1
RevPAB (5)	$387	$372	$15

Operating expense per bed (6)	$185	$177	$8
Operating margin	52.2%	52.4%	0.2%
Design Beds (7)	220,416	217,296	3,120

(1)	Physical occupancy represents a weighted average of the month-end occupancies for the respective period.

(2)	Economic occupancy represents the effective occupancy calculated by taking net apartment rent accounted for on a GAAP basis for the respective period divided by market rent for the respective period.

(3)
NarPAB represents GAAP net apartment rent for the respective period divided by the sum of the design beds in the portfolio for each of the included months. Does not include food service revenue or other leasing revenue.

(4)
Represents other GAAP-based income for the respective period divided by the sum of the design beds in the portfolio for each of the included months. Other income includes service/app fees, late fees, termination fees, parking fees, transfer fees, damage recovery, utility recovery, and other misc.

(5)	Represents total revenue (net apartment rent plus other income) for the respective period divided by the sum of the design beds in the portfolio for each of the included months.

(6)	Represents property-level operating expense excluding management fees, depreciation and amortization divided by the sum of the design beds for each of the included months.

(7)	Represents the sum of the monthly design beds in the portfolio during the period, excluding Place properties.

(8)	This information excludes property information related to Tharpe and College Station (discontinued operations).

Total revenue in the student housing leasing segment was $101,345 for 2007. This represents an increase of $2,922 or 3.0% from the same period in 2006. Student housing leasing revenue increased 5.4%, contributing $4,398 to the overall increase. Student housing leasing revenue growth consisted of a $959 increase related to the acquisition of the Players Club located in Statesboro, Georgia in June of 2006, and a $3,439 or 4.3% increase in same community revenue. Growth in same community revenue was driven by an approximate 3.2% improvement in rates, 0.2% improvement in occupancy, 0.1% improvement in other income and a 0.8% increase due to less vacant days during the turn period in the current leasing year compared to the prior leasing year. Growth in rates and occupancy are a result of good marketing campaigns, resident satisfaction, quality facilities and continued growth in the underlying demographics of university enrollment and the college age population. Offsetting the improvement in student housing leasing revenue was a $1,275 decline in student housing food service revenue, which was the result of terminating a contract to provide food service to an unaffiliated secondary boarding school in California on December 31, 2006. Other leasing revenue, which represents revenue on a master lease of 13 properties to a third-party, decreased $201 in 2007 compared to the same period in 2006. The decrease in other leasing revenue is due to a decline in the additional rent recognized for 2007 compared to 2006. This loss of additional rent is reflective of declining performance at the properties, which was a leading factor in the lease termination on February 1, 2008.

Operating expenses in the student housing leasing segment increased $828 or 1.8% to $46,548 for 2007, as compared to 2006. Student housing leasing operations increased a total of $1,698 or 4.3% over the prior year, with $716 of the increase attributable to adding Players Club to the portfolio midway through 2006 and $982 attributable to a 2.6% increase in same community expenses. Increases in utility costs of $506, insurance costs of $215, credit card and collection related costs of $371 and repair and maintenance expenses of $307 were the main drivers of the increase in same community expenses and were offset by decreases in marketing expenses and real estate taxes. The increase in student housing leasing operations was offset by a $1,082 decline in student housing food service operations related to the termination of the food service contract discussed above.

Equity in earnings in unconsolidated entities decreased $436 from 2006 to a loss of $510 for 2007. This represents our share of the net income or loss related to four investments in unconsolidated entities that own student housing communities. These communities are also managed by the Trust.

Development consulting services

Third-party development consulting services revenue increased by $1,638 or 43.4% to $5,411 for 2007 compared to 2006. During 2007, AODC was engaged in eight active development projects representing 6,487 beds. AODC initiated work on Slippery Rock University Phase II, Indiana University of Pennsylvania Phase II and Fontainebleu Renovation Project and completed work on Slippery Rock Phase I, California University of Pennsylvania Phase V, Indiana University of Pennsylvania Phase I, University of North Carolina- Greensboro and University of Alabama- Tuscaloosa. During 2006, revenue of $3,773 was recognized, which included development fee revenue on four projects and construction oversight fees related to three other projects.

The increased volume in development consulting revenue is mainly due to an increase in the number of projects being managed by AODC but also represents a shift in the percentage of new projects AODC contracted directly. In previous years, the majority of our development services were contracted through joint venture relationships with the profits from those services being recognized through equity in earnings of unconsolidated entities. The shift to direct contracts caused equity in earnings of unconsolidated entities in the third-party development consulting services segment to decrease $581 or 71.4% from the prior year. There were four joint ventures with active development projects in 2006, compared to two in 2007.

General and administrative costs in the third-party development consulting services segment increased $577 to $2,787 for 2007, as compared to 2006. This increase is a result of the higher volume of development projects; thus, increases in staffing and corporate overhead costs allocated to the segment.

Management services

Total management services revenue increased by $723 or 11.9% to $6,800 for 2007, as compared to 2006. Growth in our owned portfolio period over period as discussed under student housing leasing above contributed to $128 of the increase by way of intersegment revenue, while third-party management fee revenue increased $595 or 21.3% to $3,391 for 2007. The increase in third-party fees consists of $562 related to nine new management contracts entered into during 2007, $50 related to a community that came out of development in August of 2006, $387 related to four contracts entered into in the fall of 2006 to manage properties for which we also have an ownership interest, and $38 related to revenue growth in existing contracts. These increases were partially offset by a decrease of $442 in third-party fees as a result of three terminated contracts, including one contract related to a property purchased by one of the EDR’s joint ventures and is included in the new contracts noted above.

General and administrative costs for our management services segment increased $1,624 to $6,628 for 2007, as compared to 2006. The increase reflects incremental salaries and overhead costs related to the approximate 50% growth in management contracts and the increase in intersegment management revenue volume noted above, and increased travel and integration costs related to the new contracts added in late 2006 and in 2007.

Nonoperating expenses

Nonoperating expenses decreased $4,495 to $58,007 for 2007, as compared to 2006. This decrease was primarily driven by a $1,846 decline in depreciation expense due to fully depreciated assets that remain in service and a $2,635 decline in interest expense. The decline in interest expense is related to the repayment of the Term Loan and Amended Revolver, both defined below, during 2007 and the capitalization of interest for the development of the student housing community in Carbondale, Illinois in the amount of $58.

Unallocated corporate expenses

Unallocated corporate expenses represent general and administrative expenses that are not allocated to any of our business segments. For 2007, unallocated corporate expenses were $6,828, an increase of $424 or 6.6% over the prior year. The majority of this increase is due to higher salary and overhead costs related to growth driven increases in head count over the prior year. These increases were partially offset by a decrease in third-party service provider fees from 2006, which included first year implementation costs of Sarbanes Oxley.

Liquidity and Capital Resources

Revolving credit facility and other indebtedness

The Operating Partnership has an amended and restated revolving credit facility.  The Trust serves as the guarantor for any funds borrowed by the Operating Partnership under the Amended Revolver. Additionally, the Amended Revolver is secured by a cross-collateralized, first mortgage lien on six otherwise unmortgaged properties. The Amended Revolver has a term of three years and matures on March 31, 2009.  However, the Operating Partnership has met the extension requirements and has exercised its option to extend the maturity date until March 30, 2010, under existing terms. The interest rate per annum applicable to the Amended Revolver is, at the Operating Partnership’s option, equal to a base rate or London InterBank Offered Rate (“LIBOR”) plus an applicable margin based upon our leverage (2.78% at December 31, 2008).

 There is a maximum of $100,000 available under the Amended Revolver; however, availability under the Amended Revolver is limited to a “borrowing base availability” equal to the lesser of (i) 65% of the property asset value (as defined in the amended agreement) of the properties securing the facility and (ii) the loan amount which would produce a debt service coverage ratio of no less than 1.30, with debt service based on the greater of two different sets of conditions specified in the amended agreement. As of December 31, 2008, our borrowing base was $51,075, we had $32,900 outstanding and we had a letter of credit outstanding of $1,512; thus, our borrowing base availability was $16,663. We do, however, have additional unmortgaged properties that can be pledged against the line to increase total availability.

The Amended Revolver contains customary affirmative and negative covenants and contains financial covenants that, among other things, require the Trust and its subsidiaries to maintain certain minimum ratios of “EBITDA” (earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests.

The Trust is prohibited from making distributions that exceed $1.20 per share unless prior to and after giving effect to such action the total leverage ratio is less than or equal to 60%. The amount of restricted payments permitted may be increased as long as either of the following conditions is met: (a) after giving effect to the increased restricted payment, the total leverage ratio shall remain less than or equal to 60%; or (b) the increased restricted payment, when considered along with all other restricted payments for the last 3 quarters, does not exceed 95% of funds from operations for the applicable period.

On March 3, 2008, mortgage debt in the amount of $22,977, secured by the student housing community referred to as University Towers, bearing interest at an effective rate of 5.48%, matured and was repaid by the Trust with additional borrowings on the Amended Revolver.

On June 27, 2008, the Trust refinanced the debt with a $25,000, interest only, fixed rate mortgage bearing interest at 5.99% through June 30, 2013. After the initial maturity, the Trust has the option to extend the loan for 12 months with principal and interest equal to LIBOR plus a 250 basis point margin per annum being repaid on a monthly basis. The Trust used the proceeds from the refinancing to pay down the Amended Revolver.

On December 31, 2008, the Trust entered into a $222,000 secured credit facility and used initial proceeds of approximately $197,735 to prepay approximately $185,557 of mortgage debt that was due to mature in July of 2009.  The remaining proceeds were used to pay $4,295 in defeasance costs and other costs related to the early repayment of the debt, $2,052 in deferred financing costs, pay down the Amended Revolver and pay for other corporate working capital needs.  The Trust recognized a loss of $4,360 on the early retirement of debt.  The initial borrowings under the secured credit facility consist of fixed rate loans of approximately $15,492, $72,106 and $60,263 with maturities of five, seven and ten-year terms, respectively. The annual fixed interest rates are 5.99%, 6.02% and 6.02%, respectively. The facility also provided five-year variable interest rate loans based on 30-day LIBOR totaling approximately $49,874. The variable rate loans are currently priced at a weighted average of 3.90% per annum.

The Trust has approximately $98,660 of mortgage debt due to mature in December of 2009. Management is currently engaged in negotiating replacement financing for this debt maturity. The ability to find other replacement financing is not guaranteed and the cost of any such financing could be substantially higher than current debt costs.  At December 31, 2008, the Trust had ten properties unencumbered by mortgage debt. Six of these ten properties have, however, been pledged as collateral against any borrowing under our Amended Revolver.

Liquidity outlook and capital requirements

At December 31, 2008, we had $9,003 of cash, an increase of $4,969 from December 31, 2007. During the year ended December 31, 2008, we generated $26,011 of cash from operations, received $2,578 of proceeds from the sale of the land and parking garage at our University Towers property, and drew $10,679 and $413 on the construction loans related to the company owned developments in Carbondale, Illinois and Syracuse, New York, respectively.  Furthermore, we drew down an additional $21,400 on the Amended Revolver and increased mortgage debt by $12,178 as part of replacing $185,557 of mortgages that were coming due in July of 2009.  This allowed us to invest $22,576 in new developments and distribute $25,797 to our stockholders and unitholders.

Our current liquidity needs include funds for distributions to our stockholders and unitholders, including those required to maintain our REIT status and satisfy our current annual distribution target of $0.41 per share/unit, funds for capital expenditures, funds for debt repayment and, potentially, funds for new property acquisitions and development. We generally expect to meet our short-term liquidity requirements through net cash provided by operations.  Distributions for 2008 totaled $25,797 or $0.86 per weighted average share/unit, compared to cash provided by operations of $26,011, or $.87 per weighted average share/unit for the same period. Excluding the $6,000 in lease termination revenue recognized during 2008, cash provided by operations was $20,011 or $0.67 per weighted average share/unit. The Trust’s Board of Directors lowered the annual dividend from $0.82 to $0.41 per share/unit beginning in 2009.  The 2009 dividend policy is expected to result in the Trust retaining approximately $12,000 of cash, which will further strengthen liquidity.   Distributions for 2007 totaled $24,203 or $0.82 per weighted average share/unit, compared to cash provided by operations of $26,806, or $0.91 per weighted average share/unit, for the same period.

We expect our long-term liquidity requirements to be satisfied through growth in cash generated by operations and external sources of debt and equity capital, including our credit facility, public capital markets as well as private sources of capital. To the extent that we are unable to maintain our Amended Revolver or an equivalent source of debt financing, we will be more reliant upon the public and private capital markets to meet our long-term liquidity needs. The stock market has recently experienced extreme price and volume fluctuations.  These broad market fluctuations could adversely impact our ability to utilize the capital markets.

Based on our closing share price of $5.22 on December 31, 2008, our total enterprise value was $628,656.  With total debt outstanding on December 31, 2008 of $473,956, our current debt to enterprise value was 75.4%.  With gross assets outstanding on December 31, 2008 of $892,125, which excludes accumulated depreciation of $114,090, our current debt to gross assets was 53.1%.  We believe our capital structure, current FFO targets and availability under our Amended Revolver leaves us with sufficient liquidity and access to financing to fund current working capital needs and limited future student housing investments.  Additional external capital resources would be necessary to fund significant future investments.

As noted earlier, we have $98.6 million of mortgage debt due to mature in December of 2009.  If capital and equity markets continued to erode significantly and we can not find replacement financing, we would not have enough existing liquidity (from operations or the Amended Revolver) to repay the debt.  If that were to happen, management would pursue and expect to obtain an extension from the current lender in order to provide additional time to obtain replacement financing.  If we are unable to find replacement financing, the nine encumbered communities would be turned over to the lender and we could cross default our Amended Revolver.  In response to this possible but unlikely scenario, management has reviewed its cash uses and sources and has identified plans that could be implemented to repay the outstanding balance on the Amended Revolver.  These steps could include elimination of or the payment in kind of the dividend, suspension of capital spend, cost reductions, an equity raise and possible asset disposals.  Additionally management has assessed that the remaining assets in the portfolio would produce sufficient cash flows to fund operating cash needs and meet remaining debt service requirements in the near term.

We intend to invest in additional properties only as suitable opportunities arise. We also plan to develop properties for our ownership and management. In the short term, we intend to fund any acquisitions or developments with working capital, borrowings under first mortgage, property secured debt, construction loans or our Amended Revolver. We intend to finance property acquisitions and self development projects over the longer term with the proceeds from additional issuances of common or preferred stock, private capital in the form of joint ventures, debt financing and issuances of units of our Operating Partnership. There can be no assurance, however, that such financing will be obtained on reasonable terms, or at all, particularly in light of current capital market conditions.

An additional source of capital is the possible disposition of non-strategic properties. We continually assess all of our properties, the markets they are in and the universities they serve to determine if any dispositions are necessary or appropriate. The sale of any unencumbered asset would provide additional capital to most likely pay down debt or possibly finance acquisition/development growth or other operational needs.

Predevelopment expenditures

Our third-party development consulting activities have historically required us to fund predevelopment expenditures such as architectural fees, permits and deposits. Because the closing of a development project’s financing is often subject to third-party delay, we cannot always predict accurately the liquidity needs of these activities. We frequently incur these predevelopment expenditures before a financing commitment has been obtained and, accordingly, bear the risk of the loss of these predevelopment expenditures if financing cannot ultimately be arranged on acceptable terms. However, we typically obtain a guarantee of repayment of these predevelopment expenditures from the project owner, but no assurance can be given that we would be successful in collecting the amount guaranteed in the event that project financing is not obtained.

In 2007, we began developing projects for the Trust’s ownership and plan to increase self-development activity going forward. We opened the Trust’s first wholly owned, self-developed property in August of 2008 which serves Southern Illinois University. At December 31, 2008, costs totaling $6,572 have also been capitalized related to the ongoing developments at Syracuse University and a second phase at Southern Illinois University. As opposed to our third-party development services, all risk, exposure and capital requirements for these developments remain with the Trust.    In 2008, costs totaling $706 were written off during the fourth quarter.  These were previously capitalized development costs related to a development project that we have elected not to pursue for ownership.

Long-term liquidity requirements

Our long-term liquidity requirements consist primarily of funds necessary to pay scheduled debt maturities, renovations, expansion and other non-recurring capital expenditures that need to be made periodically to our properties. We expect to meet these needs through existing working capital, cash provided by operations, additional borrowings under our Amended Revolver and the issuance of equity instruments, including common or preferred stock, partnership units or additional or replacement debt, if market conditions permit. We believe these sources of capital will be sufficient to provide for our long-term capital needs. Current market conditions (or a continuing deterioration in such conditions), however, may make additional capital more expensive for us and could impact our access to the capital markets. There can be no assurance that we will be able to obtain additional financing under satisfactory conditions or at all or that we will make any investments in additional properties.  Our Amended Revolver is a material source to satisfy our long-term liquidity requirements. As such, compliance with the financial and operating debt covenants is material to our liquidity.  Non-compliance with the covenants would have a material adverse effect on our financial condition and liquidity.

Capital expenditures

The historical recurring capital expenditures at our owned and managed communities, which in 2008 includes the 13 properties related to the Place Portfolio when management of these properties was assumed by the Trust, are set forth as follows:

	As of and for the Years Ended
	December 31,
	2008	2007	2006
Total units	7,466	6,400	6,400
Total beds	24,463	20,125	20,125
Total recurring capital expenditures	$3,815	$2,487	$2,222
Average per unit	$510.98	$388.56	$347.25
Average per bed	$155.95	$123.57	$110.43

Recurring capital expenditures exclude capital spending on renovations, community repositioning or other major periodic projects. Capital expenditures associated with newly developed properties are typically capitalized as part of their development costs. As a result such properties typically do not require recurring capital expenditures until their second year of operation or later.

Additionally, we are required by certain of our lenders to contribute contractual amounts annually to reserves for capital repairs and improvements at the mortgaged properties. These contributions are typically less than but could exceed the amount of capital expenditures actually incurred during any given year at such properties.

Commitments

The following table summarizes our contractual obligations as of December 31, 2008:

	Less than	1-3	3-5	More than 5
	1 Year	Years	Years	Years	Total

Contractual Obligations:
Long-Term Debt Obligations(1)	$101,631	$40,113	$110,905	$221,307	$473,956
Contractual Fixed Interest Obligations(2)	25,105	37,658	28,694	25,312	116,769
Operating Lease and Future Purchase Obligations(3)	4,600	7,207	6,059	952	18,818
Capital Reserve Obligations(4)	1,584	2,736	2,560	2,582	9,462
Total	$132,920	$87,714	$148,218	$250,153	$619,005

(1)
Includes required monthly principal amortization and amounts due at maturity on first mortgage debt secured by student housing properties and amounts due under Amended Revolver and Term Loan agreements. The first mortgage debt does not include $1,203 of unamortized debt premium.

(2)	Includes contractual fixed-rate interest payments.

(3)	Includes future minimum lease commitments under operating lease obligations and future purchase obligations for advertising.

(4)	Includes future annual contributions to the capital reserve as required by certain mortgage debt.

Long-term indebtedness

As of December 31, 2008, ten of our properties were unencumbered by mortgage debt. Six of these ten properties have, however, been pledged as collateral against any borrowing under our Amended Revolver.

At December 31, 2008, we had outstanding indebtedness of $475,159 (net of unamortized debt premium of $1,203). The scheduled future maturities of all outstanding indebtedness at December 31, 2008 are as follows:

Year
2009	$101,631
2010	36,348
2011	3,765
2012	78,417
2013	32,488
Thereafter	221,307
Total	473,956
Debt premium	1,203
Outstanding as of December 31, 2008, net of debt premium	$475,159

At December 31, 2008, the outstanding mortgage debt had a weighted average interest rate of 5.77% and carried an average term to maturity of 4.81 years.

In 2009, $98,660 of the $101,631 scheduled debt payments represents maturing debt ($2,971 of amortizing debt principal).

In addition to mortgage debt, the Trust also had $32,900 outstanding under the Amended Revolver. The Amended Revolver has a term of three years and matures on March 31, 2009. However, the Operating Partnership has met the extension requirements and has exercised its option to extend the maturity date until March 30, 2010, under existing terms. The Amended Revolver requires interest only payments through maturity. The interest rate per annum applicable to the Amended Revolver is, at the Operating Partnership’s option, equal to a base rate or LIBOR plus an applicable margin based upon our leverage (2.78% at December 31, 2008).

Distributions

 We are required to distribute 90% of our REIT taxable income (excluding capital gains) on an annual basis in order to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to holders of our common stock. All such distributions are authorized at the discretion of our board of directors. We may be required to use borrowings under our revolving credit facility, if necessary, to meet REIT distribution requirements and maintain our REIT status. We consider market factors and our performance in addition to REIT requirements in determining distribution levels.

The Trust’s Board of Directors lowered the annual dividend from $0.82 to $0.41 per share/unit beginning in 2009.  The 2009 dividend policy is expected to result in the Trust retaining approximately $12.0 million of cash, which will further strengthen liquidity.

On January 5, 2009, we announced our fourth quarter distribution of $0.1025 per share of common stock for the quarter ended on December 31, 2008. The distribution is payable on February 16, 2009 to stockholders of record at the close of business on January 30, 2009.

Off-Balance Sheet Arrangements

As discussed in note 8 to the consolidated financial statements, we hold investments in unconsolidated entities. Three of these unconsolidated entities have third-party mortgage indebtedness totaling $89,414 at December 31, 2008.

Additionally, on May 10, 2006, the Operating Partnership guaranteed $23,200 of construction debt held by University Village-Greensboro LLC in order to receive a 25% ownership stake in the venture with College Park Apartments. Construction was completed and the student housing community was occupied in August 2007. The Operating Partnership has determined that it will not guarantee the debt after the construction loan is refinanced which is expected to occur in December of 2009.

Funds From Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. We present FFO available to all stockholders and unitholders because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. As such, we also exclude the impact of noncontrolling interest in our calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The following table presents a reconciliation of our FFO available to our stockholders and unitholders to our net loss for the years ended December 31, 2008, 2007, and 2006.

	Year Ended December 31,
	2008	2007	2006

Net loss attributable to Education Realty Trust, Inc.	$(7,947)	$(5,416)	$(12,245)
Gain on sale of student housing property, net of noncontrolling interests	—	(1,579)	—
Loss on sale of student housing assets	512	—	—
Student housing property depreciation and amortization of lease intangibles	28,720	31,676	33,522
Equity portion of real estate depreciation and amortization on equity investees	496	424	54
Depreciation and amortization of discontinued operations	99	815	2,206
Noncontrolling interests	(128)	(60)	(355)
Funds from operations available to all stock and unit holders	$21,752	$25,914	$23,182

Inflation

Our student housing leases typically do not have terms that extend beyond twelve months. Accordingly, although on a short-term basis we would be required to bear the impact of rising costs resulting from inflation, we have the opportunity to raise rental rates at least annually to offset such rising costs. However, our ability to raise rental rates may be limited by a weak economic environment, increased competition from new student housing in our primary markets or a reduction in student enrollment at our principal universities.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS 141R. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of adopting SFAS 141R on our consolidated financial condition and results of operations.

In March 2008, the FASB issued SFAS 161. SFAS 161 requires enhanced disclosure related to derivatives and hedging activities and thereby seeks to improve the transparency of financial reporting. Under SFAS 161, entities are required to provide enhanced disclosures relating to: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 must be applied prospectively to all derivative instruments and non-derivative instruments that are designated and qualify as hedging instruments and related hedged items accounted for under SFAS 133 for all financial statements issued for fiscal years beginning after November 15, 2008. We are currently evaluating the impact of adopting SFAS 161 on our consolidated financial condition and results of operations.

In April 2008, the FASB issued FSP 142-3. FSP 142-3 amends the factors to be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of adopting FSP 142-3 on our consolidated financial condition and results of operations.

In June 2008, the FASB issued FSP 03-6-1. FSP 03-6-1 clarifies that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are to be included in the computation of earnings per share under the two-class method described in SFAS No. 128, Earnings Per Share. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and requires all presented prior-period earnings per share data to be adjusted retrospectively. See Note 2 to the consolidated financial statements describing the impact of the adoption of FSP 03-6-1.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”).  SFAS No. 160 establishes the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated.  SFAS No. 160 also establishes disclosure requirements to clearly distinguish between the interests of the parent and the interests of the noncontrolling owners.   SFAS No. 160 was adopted by the Trust on January 1, 2009. See Note 2 to the consolidated financial statements describing the impact of the adoption of SFAS No. 160.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. The Trust’s interest rate risk objective is to limit the impact of interest rate fluctuations on earnings and cash flows and to lower its overall borrowing costs. To achieve this objective, the Trust manages its exposure to fluctuations in market interest rates for its borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable.

For fixed rate debt, interest rate changes affect the fair market value but do not impact net income to common stockholders or cash flows. Conversely, for floating rate debt, interest changes generally do not affect the fair market value but do impact net income to common stockholders and cash flows, assuming other factors are held constant. At December 31, 2008, we had fixed rate debt of $380,090. Holding other variables constant a 100 basis point increase in interest rates would cause a $14,239 decline in the fair value for our fixed rate debt. Conversely, a 100 basis point decrease in interest rates would cause a $15,246 increase in the fair value of our fixed rate debt. At December 31, 2008, 80.2% of the outstanding principal amounts of our mortgage notes payable on the properties we own have fixed interest rates with a weighted average rate of 6.11% and an average term to maturity of 4.82 years.

At December 31, 2008, we also had $32,900 outstanding on the Amended Revolver. The interest rate per annum applicable to the Amended Revolver is, at the Operating Partnership’s option, equal to a base rate or LIBOR plus an applicable margin based upon our leverage.

At December 31, 2008, we had a $10,901 construction loan related to the development of a wholly owned student apartment community near Southern Illinois University. The construction loan bears interest equal to LIBOR plus a 110 basis point margin and is interest only through July 21, 2010. Commencing with the quarter ended June 30, 2010, and annually thereafter, a debt service coverage ratio calculated on a rolling 12 month basis, of not less than 1.25 to 1, must be maintained in order to extend the loan until June 14, 2012, with principal and interest being repaid on a monthly basis.

We borrowed $191, out of an available $14,300, related to the development of a wholly owned student apartment community at Syracuse University. The construction loan bears interest equal to LIBOR plus a 110 basis point margin and is interest only through September 29, 2011. Commencing with the quarter ended June 30, 2011, and annually thereafter, a debt service coverage ratio calculated on a rolling 12 months basis, of not less than 1.25 to 1, must be maintained in order to extend the loan until September 29, 2013, with principal and interest being repaid on a monthly basis.

Additionally, in 2008, we borrowed $49,874 to refinance mortgage debt.   The loans bear interest at 30-day LIBOR plus an applicable margin and mature on January 1, 2014.  In order to hedge the interest rate risk associated with these loans, the Operating Partnership purchased an interest rate cap from the Royal Bank of Canada on December 22, 2008 for $120.  The interest rate cap effectively limits the interest rate on $49,874 of the refinanced mortgage debt at 7.0% per annum through December 31, 2013. The Operating Partnership has chosen not to designate the cap as a hedge and will recognize all gain or loss associated with this derivative instrument in earnings.

We do not, and do not expect to, use derivatives for trading or speculative purposes, and we expect to enter into contracts only with major financial institutions.

Item 8. Financial Statements and Supplementary Data.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chairman, Chief Executive Officer, and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2008 based upon the guidelines established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Our internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

Based on the results of our evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2008. We reviewed the results of management’s assessment with our Audit Committee.

The effectiveness of our internal control over financial reporting as of December 31, 2008 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their attestation report which appears on the following page.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Education Realty Trust, Inc.
Memphis, Tennessee

We have audited the accompanying consolidated balance sheets of Education Realty Trust, Inc. and subsidiaries (the "Trust") as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2008.  We also have audited the Trust's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Trust’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report on internal control over financial reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Trust as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Notes 2 and 5 to the consolidated financial statements, the Trust retrospectively adjusted the consolidated financial statements in accordance with the Trust’s adoption of Statement of Financial Accounting Standard No. 160 (“SFAS No. 160”), Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51, on January 1, 2009 and in accordance with the presentation requirements of Statement of Financial Accounting Standard No. 144 (“SFAS No. 144”), Accounting for the Impairment and Disposal of Long-lived Assets.

/s/ DELOITTE & TOUCHE LLP

Memphis, Tennessee

March 16, 2009 (August 20, 2009 as to the retrospective effects related to the adoption of SFAS No. 160 and related disclosure in Note 2 and the retrospective presentation of discontinued operations under requirements of SFAS No. 144 as disclosed in Note 5)

CONSOLIDATED BALANCE SHEETS
As of December 31,

	2008	2007
	(Amounts in thousands, except share
	and per share data)
ASSETS
Assets:
Student housing properties, net	$733,507	$732,979
Assets under development	6,572	5,675
Corporate office furniture, net	1,465	1,693
Cash and cash equivalents	9,003	4,034
Restricted cash	5,595	8,188
Student contracts receivable, net	533	329
Receivable from affiliate	25	18
Receivable from managed third parties	401	606
Goodwill and other intangibles, net	3,111	3,531
Other assets	17,435	10,407
Total assets	$777,647	$767,460

LIABILITIES AND EQUITY

Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$442,259	$420,940
Revolving line of credit	32,900	11,500
Accounts payable	303	1,397
Accrued expenses	10,302	9,695
Accounts payable affiliate	—	60
Deferred revenue	9,954	7,928
Total liabilities	495,718	451,520
Commitments and contingencies (see Note 16)	—	—

Redeemable noncontrolling interests	11,751	14,879

Equity:
Education Realty Trust, Inc. stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 28,475,855 and 28,431,855 shares issued and outstanding as of December 31, 2008 and 2007, respectively	285	284
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	308,356	330,969
Accumulated deficit	(41,381)	(33,434)
Total Education Realty Trust, Inc. stockholders’ equity	267,260	297,819
Noncontrolling interests	2,918	3,242
Total equity	270,178	301,061
Total liabilities and equity	$777,647	$767,460

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31,

	2008	2007	2006
	(Amounts in thousands, except share and per share data)
Revenues:
Student housing leasing revenue	$107,149	$85,175	$80,777
Student housing food service revenue	2,378	2,359	3,634
Other leasing revenue	7,145	13,811	14,012
Third-party development services	8,303	5,411	3,773
Third-party management services	3,672	3,391	2,796
Operating expense reimbursements	10,796	9,330	7,638
Total revenues	139,443	119,477	112,630
Operating expenses:
Student housing leasing operations	55,120	40,798	39,100
Student housing food service operations	2,257	2,236	3,318
General and administrative	16,348	14,561	12,331
Depreciation and amortization	29,318	32,119	33,877
Loss on impairment of student housing property	1,633	—	—
Loss on impairment of goodwill	388	—	—
Reimbursable operating expenses	10,796	9,330	7,638
Total operating expenses	115,860	99,044	96,264
Operating income	23,583	20,433	16,366
Nonoperating expenses:
Interest expense	25,229	26,957	29,353
Amortization of deferred financing costs	992	1,036	1,114
Loss on extinguishment of debt	4,360	174	—
Interest income	(373)	(492)	(534)
Total nonoperating expenses	30,208	27,675	29,933
Loss from continuing operations before equity in earnings (losses) of unconsolidated entities, income taxes, redeemable noncontrolling interests and discontinued operations	(6,625)	(7,242)	(13,567)
Equity in earnings (losses) of unconsolidated entities	(196)	(277)	740
Loss from continuing operations before income taxes, redeemable noncontrolling interests and discontinued operations	(6,821)	(7,519)	(12,827)
Income tax expense	1,123	258	659
Loss from continuing operations before redeemable noncontrolling interests	(7,944)	(7,777)	(13,486)
Income (loss) attributable to redeemable noncontrolling interests	(75)	85	(251)
Loss from continuing operations	(7,869)	(7,862)	(13,235)

Discontinued operations:
Income (loss) from discontinued operations	(131)	777	886
Gain on sale of student housing property	—	1,644	—
Income (loss) from discontinued operations	(131)	2,421	886
Net loss	(8,000)	(5,441)	(12,349)

Less: Net loss attributable to the noncontrolling interests	(53)	(25)	(104)
Net loss attributable to Education Realty Trust, Inc.	$(7,947)	$(5,416)	$(12,245)

Earnings per share information:
Income (loss) attributable to Education Realty Trust, Inc. common stockholders per share — basic and diluted:
Continuing operations	(0.28)	(0.28)	(0.49)
Discontinued operations	—	0.08	0.03
Net loss attributable to Education Realty Trust, Inc. common stockholders per share	$(0.28)	$(0.20)	$(0.46)

Weighted average common shares outstanding — basic and diluted	28,512,777	28,103,208	26,516,611

Amounts attributable to Education Realty Trust, Inc. – common stockholders
Loss from continuing operations, net of tax	$(7,822)	$(7,738)	$(13,089)
Income (loss) from discontinued operations, net of tax	(125)	2,322	844
Net loss attributable to Education Realty Trust, Inc.	$(7,947)	$(5,416)	$(12,245)

Distributions per common share	$0.82	$0.82	$1.10

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Common Stock		Additional	Unearned		Loan to
			Paid-In	Deferred		Unit	Accumulated	Noncontrolling
	Shares	Amount	Capital	Compensation	Warrants	Holder	Deficit	Interest	Total
Balance, December 31, 2005	26,263,889	$263	$354,134	$(2,470)	$375	$(5,996)	$(15,773)	$3,775	$334,308
Reclassification of unearned compensation upon adoption of SFAS 123R	—	—	(2,470)	2,470	—	—	—	—	—
Common stock issued to officers and directors	6,000	—	88	—	—	—	—	—	88
Amortization of restricted stock	36,000	—	604	—	—	—	—	—	604
Operating unit conversion to common stock	99,056	1	1,389	—	—	—	—	—	1,390
Redemption of noncontrolling interests to satisfy loan to unitholder	—	—	—	—	—	5,996	—	—	5,996
Net proceeds from issuance of common shares –direct stock purchase plan and dividend reinvestment plan	405,607	4	5,743	—	—	—	—	—	5,747
Cash dividends	—	—	(29,114)	—	—	—	—	(317)	(29,431)
PIU Repurchase	—	—	—	—	—	—	—	(158)	(158)
PIU’s Issued	—	—	—	—	—	—	—	225	225
Net loss	—	—	—	—	—	—	(12,245)	(104)	(12,349)
Balance, December 31, 2006	26,810,552	268	330,374	—	375	—	(28,018)	3,421	306,420
Common stock issued to officers and directors	8,000	—	113	—	—	—	—	—	113
Amortization of restricted stock	36,000	—	604	—	—	—	—	—	604
Net proceeds from issuance of common shares – direct stock purchase plan and dividend reinvestment plan	1,577,303	16	22,476	—	—	—	—	—	22,492
Cash dividends	—	—	(22,985)	—	—	—	—	(223)	(23,208)
Expiration of Warrants	—	—	375	—	(375)	—	—	—	—
PIU Forfeited	—	—	12	—	—	—	—	(12)	—
PIU’s Issued	—	—	—	—	—	—	—	81	81
Net loss	—	—	—	—	—	—	(5,416)	(25)	(5,441)
Balance, December 31, 2007	28,431,855	284	330,969	—	—	—	(33,434)	3,242	301,061
Common stock issued to officers and directors	8,000	—	101	—	—	—	—	—	101
Amortization of restricted stock	36,000	1	604	—	—	—	—	—	605
Cash dividends	—	—	(23,379)	—	—	—	—	(260)	(23,639)
PIU Forfeited	—	—	61	—	—	—	—	(62)	(1)
PIU’s Issued	—	—	—	—	—	—	—	49	49
Net loss	—	—	—	—	—	—	(7,947)	(53)	(8,000)
Balance, December 31, 2008	28,475,855	$285	$308,356	$—	$—	$—	$(41,381)	$2,918	$270,178

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,

	2008	2007	2006
Operating activities:
Net loss	$(8,000)	$(5,441)	$(12,349)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	29,318	32,119	33,877
Depreciation included in discontinued operations	99	815	2,206
Deferred tax expense (benefit)	59	(178)	48
Loss on disposal of assets	532	38	11
Gain on sale of student housing property	—	(1,644)	—
Loss on impairment of student housing property	1,633	—	—
Loss on impairment of goodwill	388	—	—
Loss on extinguishment of debt	4,360	138	—
Amortization of deferred financing costs	992	1,036	1,114
Loss on interest rate cap	38	—	—
Amortization of unamortized debt premiums/discounts	(470)	(583)	(559)
Distributions of earnings from unconsolidated entities	277	364	787
Noncash compensation expense related to PIUs and restricted stock	761	772	796
Equity in (earnings) losses of unconsolidated entities	196	277	(740)
Redeemable noncontrolling interests	(75)	85	(251)
Change in operating assets and liabilities (net of acquisitions):
Student contracts receivable	(204)	(291)	259
Management fees receivable	205	63	(117)
Other assets	(5,678)	(1,104)	(1,272)
Accounts payable and accrued expenses	(446)	509	697
Accounts payable affiliate	(67)	411	(594)
Deferred revenue	2,093	(580)	1,274
Net cash provided by operating activities	26,011	26,806	25,187
Investing activities:
Property acquisitions, net of cash acquired	—	—	(112,717)
Purchase of corporate furniture and fixtures	(317)	(1,348)	(86)
Restricted cash	2,593	966	(40)
Insurance proceeds received from property damage	613	—	184
Investment in student housing properties	(13,986)	(8,463)	(4,858)
Proceeds from sale of assets	2,578	—	—
Proceeds from sale of student housing properties	—	48,942	—
Loan to equity investee	—	(845)	—
Investment in assets under development	(22,576)	(5,675)	—
Investments in unconsolidated entities	(561)	(178)	(3,313)
Net cash provided by (used in) investing activities	(31,656)	33,399	(120,830)
Financing activities:
Payment of mortgage notes	(212,038)	(60,158)	(2,503)
Borrowings under mortgage notes and construction loans	233,827	57,800	—
Borrowings of long-term debt	—	—	50,000
Repayments of long-term debt	—	(47,000)	(3,000)
Debt issuance costs	(2,363)	(551)	(1,352)
Debt extinguishment costs	(4,295)	—	—
Interest rate cap issuance cost	(120)	—	—
Borrowing (repayment) of line of credit, net	21,400	(10,900)	22,400
Proceeds (payments) from issuance of common stock	—	22,414	5,994
Payment of offering costs	—	—	(248)
Dividends and distributions paid to common and restricted stockholders	(23,379)	(22,907)	(29,114)
Dividends and distributions paid to noncontrolling interests	(2,418)	(1,296)	(1,761)
Redemption of noncontrolling interests	—	—	(8)
Net cash provided by (used in) financing activities	10,614	(62,598)	40,408
Net increase (decrease) in cash and cash equivalents	4,969	(2,393)	(55,235)
Cash and cash equivalents, beginning of period	4,034	6,427	61,662
Cash and cash equivalents, end of period	$9,003	$4,034	$6,427

Supplemental disclosure of cash flow information:
Interest paid	$26,828	$27,520	$29,180
Income taxes paid	$755	$796	$819
Supplemental disclosure of noncash activities:
Place acquisition costs paid in 2005	$—	$—	4,718
Redemption of noncontrolling interests from unitholder	893	—	6,116
Warrants issued (expired)	—	(375)	—
Common stock issued under the dividend reinvestment plan	—	78	—
Debt assumed in property acquisitions net of premium	—	—	98,660
See accompanying notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)

1. Organization and description of business

Education Realty Trust, Inc. (the “Trust”) was organized in the state of Maryland on July 12, 2004 and commenced operations as a real estate investment trust (“REIT”) effective with the initial public offering (the “Offering”) that was completed on January 31, 2005. Under the Trust’s Articles of Incorporation, as amended, the Trust is authorized to issue up to 200 million shares of common stock and 50 million shares of preferred stock, each having a par value of $0.01 per share.

The Trust operates primarily through a majority-owned Delaware limited partnership, Education Realty Operating Partnership, LP (the “Operating Partnership”). The Operating Partnership owns, directly or indirectly, interests in student housing communities located near major universities in the United States.

The Trust also provides real estate facility management, development and other advisory services through the following subsidiaries of the Operating Partnership:

•	Allen & O’Hara Education Services, Inc. (“AOES”), a Delaware corporation performing student housing management activities.

•	Allen & O’Hara Development Company, LLC (“AODC”), a Delaware limited liability company providing development consulting services for third party student housing properties.

The Trust is subject to the risks involved with the ownership and operation of residential real estate near major universities throughout the United States. The risks include, among others, those normally associated with changes in the demand for housing by students at the related universities, competition for tenants, creditworthiness of tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

2. Summary of significant accounting policies

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (“GAAP”). The accompanying consolidated financial statements of the Trust represent the assets and liabilities and operating results of the Trust and its majority owned subsidiaries.

The Trust, as the sole general partner of the Operating Partnership, has the responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, have no authority to transact business for, or participate in the management activities of the Operating Partnership. Accordingly, the Trust accounts for the Operating Partnership using the consolidation method.

All intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used by management in determining the recognition of third-party development consulting services revenue under the percentage of completion method, useful lives of student housing assets, the valuation of goodwill, the initial valuations and underlying allocations of purchase price in connection with student property acquisitions, the determination of fair value for impairment assessments, and in the recording of the allowance for doubtful accounts. Actual results could differ from those estimates.

Cash and cash equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. Restricted cash is excluded from cash for the purpose of preparing the consolidated statements of cash flows. The Trust maintains cash balances in various banks. At times, the amounts of cash may exceed the amount the Federal Deposit Insurance Corporation (FDIC) insures.  As of December 31, 2008, the Trust had $3,549 of cash on deposit that was uninsured by the FDIC or in excess of the FDIC limits.

Restricted cash

Restricted cash includes escrow accounts held by lenders for the purpose of paying taxes, insurance, principal and interest, and to fund capital improvements.

Distributions

The Trust pays regular quarterly cash distributions to stockholders. These distributions are determined quarterly by the Board based on the operating results, economic conditions, capital expenditure requirements, the Internal Revenue Code’s REIT annual distribution requirements, leverage covenants imposed by our revolving credit facility and other debt documents, and any other matters the Board deems relevant.

Student housing properties

Land, land improvements, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. Buildings and improvements are depreciated over 30 to 40 years, land improvements are depreciated over 15 years and furniture, fixtures, and equipment are depreciated over 3 to 7 years. Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful life.

Acquisitions of student housing properties are accounted for utilizing the purchase method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and accordingly, the acquired student housing properties’ results of operations are included in the Trust’s results of operations from the respective dates of acquisition. Pre-acquisition costs, which include legal and professional fees and other third-party costs related directly to the acquisition of the property, are accounted for as part of the purchase price. Appraisals, estimates of cash flows and valuation techniques are used to allocate the purchase price of acquired property between land, land improvements, buildings and improvements, furniture, fixtures and equipment and identifiable intangibles such as amounts related to in-place leases.

Management assesses impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-lived Assets. SFAS No. 144 requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In accordance with SFAS No. 144, management uses an estimate of future undiscounted cash flows of the related asset over the remaining life in measuring whether the assets are recoverable.

Certain student housing properties may be classified as held for sale based on the criteria within SFAS No. 144. When a student housing property is identified as held for sale, the net realizable value of such asset is estimated. If the net realizable value of the asset is less than the carrying amount of the asset, an impairment charge is recorded for the estimated loss. Depreciation expense is no longer recorded once a student housing property has met the held for sale criteria. Operations of student housing properties that are sold or classified as held for sale are recorded as part of discontinued operations for all periods presented.

Deferred financing costs

Deferred financing costs represent costs incurred in connection with acquiring debt facilities. The costs incurred during the years ended December 31, 2008, 2007 and 2006 were $2,363, $551 and $1,352, respectively, and are being amortized over the terms of the related debt using a method that approximates the effective interest method.

Amortization expense totaled $992, $1,036, and $1,114 for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31 2008 and 2007, accumulated amortization totaled $3,415 and $2,970, respectively. Deferred financing costs, net of amortization, are included in other assets on the accompanying consolidated balance sheets (see Note 7).

Offering costs

Specific incremental costs directly attributable to the dividend reinvestment plan were deferred and charged against the gross proceeds. Accordingly, underwriting commissions and other stock issuance costs are reflected as a reduction of additional paid-in capital.

Debt premiums/discounts

Differences between the estimated fair value of debt and the principal value of debt assumed in connection with student housing property acquisitions are amortized over the term of the related debt as an offset to interest expense using the effective interest method. As of December 31, 2008 and 2007, the Trust had net unamortized debt premiums of $1,203 and $1,673, respectively. These amounts are included in mortgage loans in the accompanying consolidated balance sheets.

Income taxes

The Trust qualifies as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). The Trust is generally not subject to federal income tax to the extent that it distributes at least 90% of its taxable income for each tax year to its stockholders. REITs are subject to a number of organizational and operational requirements. If the Trust fails to qualify as a REIT in any taxable year, the Trust will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income and property and to federal income and excise taxes on its undistributed income.

The Trust has elected to treat its management company, AOES, as a taxable REIT subsidiary (“TRS”). The TRS is subject to federal, state and local income taxes. AOES manages the Trust’s non-REIT activities. The Trust follows SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method. Deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years in which those temporary differences are expected to reverse.

The Trust adopted Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007 with the adoption having no impact on the Trust’s consolidated financial statements. The Trust had no unrecognized tax benefits as of December 31, 2008 and 2007. As of December 31, 2008, the Trust does not expect to record any unrecognized tax benefits. The Trust, or its subsidiaries, file income tax returns in the U.S. federal jurisdiction and various states’ jurisdictions. As of December 31, 2008, the Trust’s tax years for 2005, 2006 and 2007 are subject to examination by the tax authorities. The Trust’s policy is to include interest and penalties related to unrecognized tax benefits in general and administrative expenses. At December 31, 2008 and 2007, the Trust had no interest or penalties recorded related to unrecognized tax benefits.

Earnings per share

The Trust calculates earnings per share in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share is calculated by dividing net earnings available to common shares by weighted average common shares outstanding. Diluted earnings per share is calculated similarly, except that it includes the dilutive effect of the assumed exercise of potentially dilutive securities. The Trust adopted FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, on January 1, 2009.  Upon adoption all unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are included in the computation of earnings per share under the two-class method.  The adoption resulted in shares of unvested restricted stock being included in the computation of basic earnings per share for all periods presented.  The adoption did not have a material impact on the Trust’s consolidated financial statements.  At December 31, 2008 and 2007, the following potentially dilutive securities were outstanding, but were not included in the computation of diluted earnings per share because the effects of their inclusion would be anti-dilutive:

	2008	2007
Operating Partnership units	913,738	913,738
University Towers Operating Partnership units	207,257	269,757
Profits Interest Units	275,000	277,500
Total potentially dilutive securities	1,395,995	1,460,995

A reconciliation of the numerators and denominators for the basic and diluted earnings per share computations is not required as the Trust reported a loss from continuing operations for all periods presented, and therefore the effect of the inclusion of all potentially dilutive securities would be anti-dilutive when computing diluted earnings per share; thus, the computation for both basic and diluted earnings per share is the same.

Repairs, maintenance, and major improvements

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. Planned major repair, maintenance and improvement projects are capitalized when performed. In some circumstances, the lenders require the Trust to maintain a reserve account for future repairs and capital expenditures. These amounts are classified as restricted cash as the funds are not available for current use.

Goodwill and other intangible assets

The Trust accounts for its goodwill and other intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The carrying value of goodwill was $3,070 and $3,458 at December 31, 2008 and 2007, respectively. During the fourth quarter of 2008, the Trust performed an impairment test that indicated the carrying value of the goodwill recorded on the student housing leasing segment was not recoverable.  The Trust utilized the discounted cash flow present value technique to determine the fair value of the reporting unit resulting in an impairment loss of $388.  As of December 31, 2008, there is no goodwill recorded on the student housing leasing segment, $2,149 of goodwill recorded on the management services segment and $921 of goodwill recorded on the development consulting services segment.  In accordance with FAS 142, goodwill is not subject to amortization. Other intangible assets generally include in-place leases and management contracts acquired in connection with acquisitions and are amortized over the estimated life of the lease/contract term.  The carrying value of other intangible assets was $41 and $73 at December 31, 2008 and 2007, respectively.

Investment in unconsolidated joint ventures and limited liability companies

The Operating Partnership accounts for its investments in unconsolidated joint ventures and limited liability companies using the equity method whereby the cost of an investment is adjusted for the Trust’s share of equity in earnings of the respective investment reduced by distributions received. The earnings and distributions of the unconsolidated joint ventures and limited liability companies are allocated based on each owner’s respective ownership interests. These investments are classified as other assets in the accompanying consolidated balance sheets. As of December 31, 2008 and 2007, the Trust had investments, directly or indirectly, in the following unconsolidated joint ventures and limited liability companies that are accounted for under the equity method:

•	Salisbury Student Apartment Developers Joint Venture, 33% owned by AOES

•	Salisbury Student Apartment Developers LLC, a Maryland limited liability company 33% owned by AOES

•	University of Louisville Apartment Developers LLC, a Kentucky limited liability company 50% owned by AOES

•	Hines/ AOES LLC, an Alabama limited liability company, 50% owned by AOES

•	National Development/ Allen & O’Hara CUPA, LLC, a Pennsylvania limited liability company, 50% owned by Allen & O’Hara Development Company, LLC (“AODC”)

•	National Development/ Allen & O’Hara Lock Haven, LLC, a Pennsylvania limited liability company, 50% owned by AODC

•	National Development/ Allen & O’Hara Clarion, LLC, a Pennsylvania limited liability company, 50% owned by AODC

•	Allen & O’Hara National Development Bloomsburg LLC, a Pennsylvania limited liability company, 50% owned by AODC

•	Allen & O’Hara/ Academic Privatization LLC, a Tennessee limited liability company, 50% owned by AODC

•	University Village-Greensboro LLC, a Delaware limited liability company, 25% owned by EROP

•	AODC/CPA, LLC, a Delaware limited liability company, 50% owned by AODC

•	WEDR Riverside Investors V, LLC, a Delaware limited liability company, 10% owned by EROP

•	APF EDR, LP, a Delaware limited partnership, 10% owned by EROP

•	APF EDR Food Services, LP, a Delaware limited partnership, 10% owned by EROP

•	WEDR Stinson Investors V, LLC, a Delaware limited liability company, 10% owned by EROP

Revenue recognition

The Trust recognizes revenue related to leasing activities at the student housing properties owned by the Trust, management fees related to managing third party student housing properties, development consulting fees related to the general oversight of third party student housing development and operating expense reimbursements for payroll and related expenses incurred for third party student housing properties managed by the Trust.

Student housing leasing revenue — Student housing leasing revenue is comprised of all activities related to leasing and operating the student housing properties and includes revenues from leasing apartments by the bed, parking lot rentals and providing certain ancillary services. This revenue is reflected in student housing leasing revenue in the accompanying consolidated statements of operations. Students are required to execute lease contracts with payment schedules that vary from annual to monthly payments. Generally, the Trust requires each executed leasing contract to be accompanied by nonrefundable application and service fees and a signed parental guarantee. Receivables are recorded when billed. Revenues and related lease incentives and nonrefundable application and service fees are recognized on a straight-line basis over the term of the contracts. The Trust has no contingent rental contracts, except as noted below, related to other leasing revenue. At certain student housing facilities, the Trust offers parking lot rentals to the tenants. The related revenues are recognized on a straight-line basis over the term of the related agreement.

Due to the nature of the Trust’s business, accounts receivable result primarily from monthly billings of student rents. Payments are normally received within 30 days. Balances are considered past due when payment is not received on the contractual due date. Allowances for uncollectible accounts are established by management when it is determined that collection is doubtful. Such allowances are reviewed periodically based upon experience. The following table reconciles the allowance for doubtful accounts as of and for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Balance, beginning of period	$173	$43	$410
Provision for uncollectible accounts	1,327	804	775
Deductions	(1,359)	(674)	(1,142)
Balance, end of period	$141	$173	$43

Student housing food service revenue — The Trust maintains a dining facility at University Towers, which offers meal plans to the tenants as well as dining to other third-party customers. The meal plans typically require upfront payment by the tenant covering the school semester, and the related revenue is recognized on a straight-line basis over the corresponding semester.  The Trust also provided food service to an unaffiliated secondary boarding school though a contract covering a nine-month period.  The contract was terminated in 2006.  The contract required a flat weekly rate and the related revenues were recognized on a straight-line basis over the contract period.

Other leasing revenue — Other leasing revenue relates to our leasing of the 13 properties (“Place Portfolio”) we acquired from Place Properties, Inc. (“Place”) in January 2006. Simultaneous with the acquisition of the Place Portfolio, the Trust leased the assets to Place and received base monthly rent of $1,145 and had the right to receive “Additional Rent” annually if the properties exceeded certain criteria defined in the lease agreement. Base rent was recognized on a straight-line basis over the lease term and Additional Rent was recognized only upon satisfaction of the defined criteria. The lease was terminated on February 1, 2008. In connection with the termination of the lease, Place paid the Operating Partnership a lease termination fee of $6,000.

Third-party development services revenue — The Trust provides development consulting services in an agency capacity with third parties whereby the fee is determined based upon the total construction costs. Total fees vary from 3-5% of the total estimated costs, and we typically receive a portion of the fees up front. These fees, including the upfront fee, are recognized using the percentage of completion method in proportion to the contract costs incurred by the owner over the course of construction of the respective projects.  Occasionally, the development consulting contracts include a provision whereby the Trust can participate in project savings resulting from successful cost management efforts. These revenues are recognized once all contractual terms have been satisfied and no future performance requirements exist.  This typically occurs after construction is complete.   For the years ended December 31, 2008 and 2007, contingent fees of $1,944 and $848, respectively, were recognized related to cost savings agreements on development projects.  There was no revenue recognized related to cost savings in 2006.

Third-party management services revenue — The Trust enters into management contracts to manage third-party student housing facilities. Management revenues are recognized when earned in accordance with each management contract. Incentive management fees are recognized when the incentive criteria have been met.

Operating expense reimbursements — The Trust pays certain payroll and related costs to operate third-party student housing properties that are managed by the Trust. Under the terms of the related management agreements, the third-party property owners reimburse these costs. The amounts billed to the third-party owners are recognized as revenue in accordance with Emerging Issues Task Force No. 01-14, Income Statement Characterization of Reimbursements Received for “Out of Pocket” Expenses Incurred.

Costs related to third party development consulting services

Costs associated with the pursuit of development consulting contracts are expensed as incurred, until such time that management has been notified of a contract award. At such time the reimbursable costs are recorded as receivables and are reflected as other assets in the accompanying consolidated balance sheets.

Advertising expense

Advertising expenses are charged to income during the period incurred. The Trust does not use direct response advertising. Advertising expense was $2,195, $1,627 and $1,871 for the years ended December 31, 2008, 2007 and 2006, respectively.

Segment information

The Trust applies SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which requires disclosure of certain operating and financial data with respect to separate business activities within an enterprise. The Trust has identified three reportable business segments: student housing leasing, student housing development consulting services and student housing management services.

Stock-based compensation

The Trust adopted the Education Realty Trust, Inc. 2004 Incentive Plan (the “Plan”) effective upon the closing of the Offering. The Plan is described more fully in Note 9. The Trust adopted SFAS No. 123 (R), Share-Based Payment on January 1, 2006, which requires that compensation costs related to share-based payments be recognized in financial statements.

Fair value of financial instruments

The Trust follows SFAS No. 107, Disclosure about the Fair Value of Financial Instruments, which requires the disclosure of the fair value of financial instruments for which it is practicable to estimate. The Trust does not hold or issue financial instruments for trading purposes. The Trust considers the carrying amounts of cash and cash equivalents, restricted cash and short-term investments, student contracts receivable, accounts payable and accrued expenses to approximate fair value due to the short maturity of these instruments. The Trust has estimated the fair value of the fixed rate mortgage notes payable utilizing present value techniques. At December 31, 2008, the carrying amount and estimated fair value of the fixed rate mortgage notes payable was $380,090 and $380,099, respectively. At December 31, 2007, the carrying amount and estimated fair value of the mortgage notes payable was $419,267 and $417,385, respectively. The revolving credit facility bears interest at variable rates and therefore cost approximates market value at December 31, 2008 and 2007. Additionally, the Trust entered into variable rate mortgage debt on December 31, 2008 with a carrying value of $60,996 which also approximates market value.

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Trust is currently evaluating the impact of adopting SFAS 141R on its consolidated financial condition and results of operations.

In March 2008, the FASB issued SFAS 161. SFAS 161 requires enhanced disclosure related to derivatives and hedging activities and thereby seeks to improve the transparency of financial reporting. Under SFAS 161, entities are required to provide enhanced disclosures relating to: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 must be applied prospectively to all derivative instruments and non-derivative instruments that are designated and qualify as hedging instruments and related hedged items accounted for under SFAS 133 for all financial statements issued for fiscal years beginning after November 15, 2008. We are currently evaluating the impact of adopting SFAS 161 on our consolidated financial condition and results of operations.

In April 2008, the FASB issued FSP 142-3. FSP 142-3 amends the factors to be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of adopting FSP 142-3 on our consolidated financial condition and results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51 (“SFAS No. 160”).  SFAS No. 160 establishes the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated.  SFAS No. 160 also establishes disclosure requirements to clearly distinguish between the interests of the parent and the interests of the noncontrolling owners.   SFAS No. 160 was adopted by the Trust on January 1, 2009.

The Operating Partnership Units, the University Towers Operating Partnership Units and profits interest units (“PIU”) are now referred to as noncontrolling interests (formerly minority interests).  In connection with the adoption, the Trust also considered the guidance in FASB EITF Topic D-98, Classification and Measurement of Redeemable Securities.  The Operating Partnership Units and the University Towers Operating Partnership Units are redeemable at the option of the holder for cash and essentially have the same characteristics as common stock as they participate in net income and distributions. However, the Trust may opt to issue an equivalent number of shares of common stock in place of cash. Accordingly, the Trust determined that the Operating Partnership Units and the University Towers Operating Partnership Units meet the requirements to be classified outside of permanent equity and are therefore classified as redeemable noncontrolling interests in the accompanying consolidated balance sheets.  The value of redeemable noncontrolling interests is reported at the greater of fair value or historical cost at the end of each reporting period.

The PIU’s were determined to be noncontrolling interests that are not redeemable and accordingly these amounts were reclassified to equity in the accompanying consolidated balance sheets.  The PIU holder’s share of income or loss is reported in the accompanying consolidated statements of operations as net income attributable to noncontrolling interests.

SFAS No. 160 was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. The principal effect on the prior year consolidated balance sheets is summarized below:

	December 31,
	2008	2007
Equity, as previously reported	$267	$298
Increase as a result of adoption of SFAS No. 160	3	3
Equity, as adjusted	$270	$301

Additionally, the adoption of SFAS No. 160 requires that net loss be adjusted to include the net loss attributable to the noncontrolling interests, and a new separate caption for net loss attributable to common stockholders be presented in the consolidated statements of operations. Thus, after adoption of SFAS No. 160, net loss increased by $53, $25 and $104 for the years ended December 31, 2008, 2007 and 2006, respectively, and net loss attributable to common stockholders will be equal to net loss as previously reported prior to the adoption of SFAS No. 160.

3. Income taxes

Deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities of the TRS for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities at December 31, 2008 and 2007, respectively, are as follows:

	2008	2007
Deferred tax assets:
Depreciation and amortization	$365	$412
Accrued expenses	178	182
Straight line rent	110	136
Total deferred tax assets	653	730
Deferred tax liabilities:
Deferred revenue	(4)	(19)
Depreciation and amortization	(12)	—
Amortization of management contracts intangible	(15)	(30)
Net deferred tax assets	$622	$681

Significant components of the income tax provision (benefit) for the years ended December 31, 2008, 2007 and 2006, respectively, are as follows:

	2008	2007	2006
Deferred:
Federal	$26	$(127)	$40
State	33	(51)	8
Deferred expense (benefit)	59	(178)	48
Current:
Federal	802	377	498
State	262	59	113
Current expense	1,064	436	611
Total provision	$1,123	$258	$659

TRS earnings subject to tax consisted of $2,596, $666 and $1,606 for the years ended December 31, 2008, 2007 and 2006, respectively. The reconciliation of income tax attributable to income before noncontrolling interests computed at the U.S. statutory rate to income tax provision is as follows:

	2008	2007	2006
Tax provision at U.S. statutory rates on TRS income subject to tax	$883	$226	$546
State income tax, net of federal benefit	156	29	108
Other	84	3	5
Tax provision	$1,123	$258	$659

4. Acquisition of real estate investments

On January 1, 2006, the Operating Partnership acquired the 13 student housing properties referred to as the Place Portfolio for a combination of cash, partnership units and assumed debt. The cash contribution totaled approximately $105,200. The Operating Partnership also issued 36,954 Operating Partnership units valued at approximately $500, and assumed liabilities of $800 and interest-only mortgage debt of approximately $98,660. A summary follows of the fair values of the assets acquired and the liabilities assumed as of the date of the acquisition:
Allocation
Place Portfolio
Current assets and restricted cash	$2,376
Student housing properties	202,250
Other	570
Total assets acquired	205,196
Current liabilities	(855)
Mortgage debt assumed net of premium/discount	(98,660)
Acquisition costs	(7,446)
Purchase price	$98,235

On June 15, 2006, the Operating Partnership acquired Players Club, an off-campus collegiate community located near Georgia Southern University in Statesboro, Georgia (“Statesboro”), for $12,900 in cash and assumed liabilities. A summary follows of the fair values of the assets acquired and the liabilities assumed as of the date of the acquisition:

Allocation
Statesboro
Current assets and restricted cash	$77
Student housing properties	12,703
Other	159
Total assets acquired	12,939
Current liabilities	(115)
Mortgage debt assumed net of premium/discount	—
Acquisition costs	(65)
Purchase price	$12,759

The results of operations for each acquisition have been included in our consolidated statements of operations from the respective acquisition dates.

On June 28, 2007, the Trust completed the acquisition of land in Carbondale, Illinois for $1,099 in order to develop a wholly owned student apartment community near Southern Illinois University. After the acquisition, we incurred an additional $20,580 ($4,576 during 2007) in costs to develop the property. The first phase of the development opened in August of 2008 and as such these assets have been reclassified from assets under development to student housing properties on the consolidated balance sheet.  During 2008 and 2007, respectively, we capitalized $386 and $58 of interest cost related to the first phase of the development.  The second phase of the development started in 2008 and as of December 31, 2008 we have incurred approximately $327 in costs.

During 2008, the Trust also began development of a wholly owned student apartment property located on the campus of Syracuse University. The Trust will own and manage the property under a long-term ground lease from Syracuse University. As of December 31, 2008, the Trust has incurred $6,245 in development costs including capitalized interest of $67.

All costs related to the development of student housing apartment communities are classified as assets under development in the accompanying consolidated balance sheets until the development is complete and opens.

5. Disposition of real estate investments and discontinued operations

During the first quarter of 2009, the Trust entered into a definitive agreement to sell the property referred to as College Station. On April 7, 2009, the Trust sold the College Station student housing property for a purchase price of $2,550.  The Trust received proceeds of $250 and a note receivable of $2,300. The accompanying consolidated statements of operations have been retrospectively adjusted to reflect the results of operations of College Station as discontinued operations for all periods presented.

On June 5, 2007, the Trust sold the Village on Tharpe (“Tharpe”) student housing property for a sales price of $50,000, resulting in net proceeds of approximately $48,942. The net proceeds were used to pay off $47,000 of long-term debt resulting in a loss on early extinguishment of $174 related to the write off of unamortized deferred financing costs. The resulting gain on disposition of approximately $1,579, net of noncontrolling interests, is included in discontinued operations in the accompanying consolidated statement of operations for the year ended December 31, 2007. Accordingly, the results of operations of Tharpe are included in discontinued operations for the years ended December 31, 2007 and 2006. In accordance with the provisions of SFAS No. 144, the Trust ceased depreciation on the property when it met the held for sale criteria.

The following table summarizes income from discontinued operations, net of redeemable noncontrolling interests and noncontrolling interests, and the related realized gains on sales of real estate from discontinued operations, net of redeemable noncontrolling interests and noncontrolling interests, for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006

Student housing leasing revenue	$417	$3,168	$6,661
Student housing leasing operating expenses	(449)	(1,576)	(3,569)
Depreciation and amortization	(99)	(815)	(2,206)
Redeemable noncontrolling interests	5	(27)	(33)
Noncontrolling interests	1	(7)	(9)
Income/(loss) from discontinued operations attributable to Education Realty Trust, Inc.	$(125)	743	844

Gain on sale of student housing property	—	1,644	—
Redeemable noncontrolling interests	—	(51)	—
Noncontrolling interests	—	(14)	—
Gain on sale of student housing property attributable to Education Realty Trust, Inc.	$—	$1,579	$—

During 2008, the Trust sold the parking garage and land associated with the University Towers residence hall to a unit holder for a loss of $512. The Trust redeemed the unit holder’s units and received cash valued at $2,616. The loss on the sale is included in the student housing leasing operations expense in the consolidated statement of operations. The Trust subsequently entered into a 40-year ground lease.

6. Student housing properties

Student housing properties consist of the following at December 31, 2008 and 2007, respectively:
	2008	2007
Land	$58,754	$59,850
Land improvements	51,837	53,250
Construction in progress	2,453	1,749
Buildings	691,451	667,120
Furniture, fixtures and equipment	43,102	37,219
	847,597	819,188
Less accumulated depreciation	(114,090)	(86,209)
Student housing properties, net	$733,507	$732,979

Following is certain information related to investment in student housing properties as of December 31, 2008:

		Initial Cost				Total Costs
Property(4)	Encumbrances	Land	Buildings and Improvements	Total	Cost Capitalized Subsequently	Land	Buildings and Improvements	Total	Accumulated Depreciation(5)	Date of Acquisition/ Construction
University Towers	$25,000	$—	$28,652	$28,652	$1,632	$—	$30,284	$30,284	$5,251	01/31/05
The Gables	4,291	198	5,099	5,297	283	198	5,382	5,580	961	01/31/05
The Reserve at Athens	—	1,740	17,985	19,725	390	1,740	18,375	20,115	2,827	01/31/05
Players Club	—	727	7,498	8,225	532	727	8,030	8,757	1,295	01/31/05
College Station	—	244	2,190	2,434	218	244	2,408	2,652	545	01/31/05
The Reserve at Clemson	12,000	625	18,230	18,855	598	625	18,828	19,453	3,200	01/31/05
NorthPointe	18,800	2,498	27,323	29,821	908	2,498	28,231	30,729	4,465	01/31/05
The Pointe at South Florida (1)	8,662	3,508	30,510	34,018	1,923	3,508	32,433	35,941	5,417	01/31/05
The Reserve on Perkins	15,492	913	15,795	16,708	777	913	16,572	17,485	2,825	01/31/05
The Commons at Knoxville(1)	21,774	4,630	18,386	23,016	729	4,630	19,115	23,745	3,191	01/31/05
The Reserve at Tallahassee	—	2,743	21,176	23,919	993	2,743	22,169	24,912	3,596	01/31/05
The Pointe at Western (3)	5,625	1,096	30,647	31,743	1,973	1,096	32,620	33,716	5,128	01/31/05
College Station at W. Lafayette (2)	19,565	1,887	19,528	21,415	956	1,887	20,484	22,371	3,636	01/31/05
The Commons on Kinnear (3)	15,000	1,327	20,803	22,130	582	1,327	21,385	22,712	3,145	01/31/05
The Pointe at Penn State(2)	28,687	2,151	35,094	37,245	1,213	2,151	36,307	38,458	5,421	01/31/05
The Reserve at Star Pass(2)	23,854	1,584	30,810	32,394	795	1,584	31,605	33,189	5,084	01/31/05
The Reserve at Columbia (1)	15,003	1,071	26,134	27,205	788	1,071	26,922	27,993	3,958	01/31/05

		Initial Cost				Total Costs
Property(4)	Encumbrances	Land	Buildings and Improvements	Total	Cost Capitalized Subsequently	Land	Buildings and Improvements	Total	Accumulated Depreciation(5)	Date of Acquisition/ Construction
The Reserve on Frankford	7,020	1,181	26,758	27,939	717	1,181	27,475	28,656	4,881	01/31/05
The Lofts	27,000	2,801	34,117	36,918	446	2,801	34,563	37,364	4,949	01/31/05
The Reserve on West 31st	—	1,896	14,920	16,816	1,367	1,896	16,287	18,183	2,800	01/31/05
Campus Creek	—	2,251	21,604	23,855	953	2,251	22,557	24,808	3,662	02/22/05
Pointe West	10,637	2,318	10,924	13,242	400	2,318	11,324	13,642	2,132	03/17/05
Campus Lodge	35,841	2,746	44,415	47,161	592	2,746	45,007	47,753	6,424	06/07/05
College Grove (1)	14,824	1,334	19,270	20,604	1,826	1,334	21,096	22,430	3,963	04/27/05
The Reserve on South College (3)	12,750	1,744	10,784	12,528	1,742	1,744	12,526	14,270	2,206	07/06/05
The Avenue at Southern(3)	9,479	2,028	10,675	12,703	2,026	2,028	12,701	14,729	1,371	06/15/06
The Reserve at Saluki Pointe	10,901	1,099	20,580	21,679	—	1,099	20,580	21,679	241	08/01/08
Troy Place	9,440	523	12,404	12,927	507	523	12,911	13,434	1,471	01/01/06
The Reserve at Jacksonville	11,120	628	14,532	15,160	440	628	14,972	15,600	1,685	01/01/06
The Pointe at Southern	—	1,180	17,288	18,468	554	1,180	17,842	19,022	1,981	01/01/06
Macon Place	7,440	340	9,856	10,196	313	340	10,169	10,509	1,165	01/01/06
Clayton Place	24,540	4,291	28,843	33,134	379	4,291	27,588	31,879	3,036	01/01/06
Carrollton Place	—	682	12,166	12,848	322	682	12,488	13,170	1,306	01/01/06
River Place	13,680	837	17,746	18,583	434	837	18,180	19,017	2,035	01/01/06
The Chase at Murray	6,800	550	8,864	9,414	651	550	9,515	10,065	1,168	01/01/06
Western Place	—	660	16,332	16,992	255	660	16,587	17,247	1,814	01/01/06
Cape Place	8,520	445	11,207	11,652	412	445	11,619	12,064	1,310	01/01/06
Clemson Place	8,160	759	10,317	11,076	293	759	10,610	11,369	1,152	01/01/06
Berkeley Place	—	1,048	18,497	19,545	243	1,048	18,740	19,788	2,005	01/01/06
The Reserve at Martin	8,960	471	11,784	12,255	572	471	12,356	12,827	1,388	01/01/06
Totals	$440,865	$58,754	$758,896	$817,650	$30,734	$58,754	$785,801	$847,597	$114,090

(1)	The Pointe at South Florida, College Grove, The Commons at Knoxville and The Reserve at Columbia are cross collateralized against the $60,263 outstanding loan discussed in Note 10.

(2)	The Pointe at Penn State, The Reserve at Star Pass and College Station at West Lafayette are cross collateralized against the $72,106 outstanding loan discussed in Note 10.

(3)	The Pointe at Western, The Commons on Kinnear, The Reserve on South College and at The Avenue at Southern are cross collateralized against the $49,874 outstanding loan discussed in Note 10.

(4)	All properties are garden-style student housing communities except for University Towers which is a traditional residence hall.

(5)	Assets have useful lives ranging from 3 to 40 years.

The following table reconciles the historical cost of the Trust’s investment in student housing properties for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Balance, beginning of period	$819,188	$863,248	$643,515
Student housing acquisitions or completed developments	21,679	—	214,953
Student housing dispositions	—	(52,406)	—
Impairment loss	(1,633)	—	—
Additions	13,986	8,463	4,860
Disposals	(5,623)	(117)	(80)
Balance, end of period	$847,597	$819,188	$863,248

The following table reconciles the accumulated depreciation of the Trust’s investment in student housing properties for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Balance, beginning of period	$86,209	$58,489	$23,210
Depreciation	28,819	32,409	35,320
Disposals	(938)	(77)	(41)
Student housing dispositions	—	(4,612)	—
Balance, end of period	$114,090	$86,209	$58,489

During 2008, management determined that due to declining occupancy and trends at one student housing community the carrying amount of the property may not be recoverable. In accordance with SFAS No. 144, the fair value of the property was estimated and management recorded a $1,633 impairment loss in the accompanying consolidated statement of operations.

7. Corporate office furniture and other assets

As of December 31, 2008 and 2007, the Trust had corporate office furniture with a historical cost of $2,938 and $2,621, respectively, and accumulated depreciation of $1,473 and $928, respectively.  Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful lives of the related assets, generally 3 to 7 years.  Depreciation expense totaled $544, $407 and $316 for the years ended December 31, 2008, 2007 and 2006, respectively.

Other assets consist of the following at December 31, 2008 and 2007:

	2008	2007
Accounts receivable related to development	$965	$2,524
Refundable deposit	7,162	—
Prepaid expenses	371	1,027
Deferred tax asset	653	730
Deferred financing costs	3,306	1,918
Investments in unconsolidated entities	2,759	2,671
Note receivable	834	845
Other	1,385	692
Total other assets	$17,435	$10,407

8. Investments in unconsolidated entities

The Trust’s ownership in SSAD, SSAD LLC, ULAD LLC, Hines/ AOES LLC, CUPA LLC, Lock Haven LLC, Clarion LLC, Bloomsburg LLC, AP LLC, AODC/CPA, LLC, University Village-Greensboro LLC, WEDR Riverside Investors V, LLC, WEDR Stinson Investors V, LLC, APF EDR, LP, and APF EDR Food Services, LP is accounted for under the equity method. The following is a summary of financial information for the Trust’s unconsolidated joint ventures, limited liability companies and limited partnerships.

Financial Position:
As of December 31,	2008	2007
Total assets	$147,951	$145,644
Total liabilities	114,348	116,040
Equity	33,603	29,604
Trust’s and EDR Predecessor’s investment in unconsolidated entities	$2,759	$2,671

Results of Operations:
For the years ended December 31,	2008	2007	2006
Revenues	$16,415	$13,283	$3,909
Net income (loss)	(1,890)	(4,194)	1,013
Trust’s and EDR Predecessor’s equity in earnings (losses) of unconsolidated entities	$(196)	$(277)	$740

These entities provide development consulting services to third party student housing owners in an agency capacity or own student housing communities which are managed by the Trust.

9. Incentive plans

The Trust adopted the Education Realty Trust, Inc. 2004 Incentive Plan (the “Plan”) effective upon the closing of the Offering. The Plan provides for the grant of stock options, restricted stock units, stock appreciation rights, other stock-based incentive awards, and profits interest units to employees, directors and other key persons providing services to the Trust.   On December 31, 2008, the Trust has reserved 832,000 shares of its common stock for issuance pursuant to the Plan, subject to adjustments for changes in the Trust’s capital structure, including share splits, dividends and recapitalizations. The number of shares reserved under the Plan is also subject to an annual adjustment, beginning on January 1, 2006, so that the total number of shares reserved under the Plan is equal to 4% of the aggregate number of shares outstanding on the last day of the preceding fiscal year; provided that such annual increase generally may not exceed 80,000 shares.

A restricted stock award is an award of the Trust’s common stock that is subject to restrictions on transferability and other restrictions as the Trust’s compensation committee determines in its sole discretion on the date of grant. The restrictions may lapse over a specified period of employment or the satisfaction of pre-established criteria as our compensation committee may determine. Except to the extent restricted under the award agreement, a participant awarded restricted shares will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares. Restricted stock is generally taxed at the time of vesting. At December 31, 2008 and 2007, unearned compensation totaled $657 and $1,261, respectively, and will be recorded as expense over the applicable vesting period. The value is determined based on the market value of the Trust’s common stock on the grant date. During each of the years ended December 31 2008, 2007 and 2006, compensation expense of $604 was recognized in the accompanying consolidated statements of operations, related to the vesting of restricted stock.

Profits interest units, or PIUs, are units in a limited liability company controlled by the Trust that holds a special class of partnership interests in the Operating Partnership. Each PIU will be deemed equivalent to an award of one share of the Trust’s common stock and will entitle the owner of such unit to receive the same quarterly per unit distributions as one common unit of the Operating Partnership. This treatment with respect to quarterly distributions is similar to the expected treatment of restricted stock awards, which will generally receive full dividends whether vested or not. PIUs will not initially have full parity with common units of the Operating Partnership with respect to liquidating distributions.
Upon the occurrence of specified capital equalization events, PIUs may, over time, achieve full or partial parity with common units of the Operating Partnership for all purposes, and could accrete to an economic value equivalent to the Trust’s common stock on a one-for-one basis. If such parity is reached, vested PIUs may be exchanged into an equal number of the Trust’s shares of common stock at any time. However, there are circumstances under which full parity would not be reached. Until such parity is reached, the value that may be realized for vested PIUs will be less than the value of an equal number of shares of the Trust’s common stock, if there is any value at all. The grant or vesting of PIUs is not expected to be a taxable transaction to recipients. Conversely, we will not receive any tax deduction for compensation expense from the grant of PIUs. PIUs are treated as noncontrolling interests in the accompanying consolidated financial statements at an amount equal to the holders’ ownership percentage of the net equity of the Operating Partnership.

Total compensation cost recognized in general and administrative expense in the accompanying consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006 was $761, $772 and $796, respectively. The adoption of SFAS No. 123 (R) on January 1, 2006 had no impact on the accompanying financial statements other than the reclassification of unearned compensation of $2,470 to additional paid-in capital in the accompanying statement of changes in stockholders’ equity.

Additionally during each of the years ended December 31, 2008 and 2007, the Trust issued 4,000 shares of common stock to an executive officer and 4,000 shares of common stock, collectively, to its independent directors pursuant to the Plan.

A summary of the stock-based incentive plan activity as of and for the years ended December 31, 2008, 2007 and 2006 is as follows:

		Stock
	PIU’s	Awards(1)	Total
Outstanding at December 31, 2005	245,000	186,000	431,000
Granted	22,500	6,000	28,500
Retired	(2,500)	—	(2,500)
Outstanding at December 31, 2006	265,000	192,000	457,000

Granted	17,500	8,000	25,500
Retired	(5,000)	—	(5,000)
Outstanding at December 31, 2007	277,500	200,000	477,500

Granted	10,000	8,000	18,000
Retired	(12,500)	—	(12,500)
Outstanding at December 31, 2008	275,000	208,000	483,000
Vested at December 31, 2008	275,000	168,889	443,889

(1)     Includes restricted stock awards.

10. Debt

Revolving credit facility

On March 31, 2006, the Operating Partnership amended and restated the revolving credit facility (the “Amended Revolver”) dated January 31, 2005 to increase the maximum availability to $100,000. Availability under the Amended Revolver is limited to a “borrowing base availability” equal to the lesser of (i) 65% of the property asset value (as defined in the amended agreement) of the properties securing the facility and (ii) the loan amount which would produce a debt service coverage ratio of no less than 1.30, with debt service based on the greater of two different sets of conditions specified in the amended agreement. As of December 31, 2008, our borrowing base was $51,075, we had $32,900 outstanding and we had a letter of credit outstanding of $1,512 (see Note 16); thus, our remaining borrowing base availability was $16,663. We do, however, have additional unmortgaged properties that can be pledged against the Amended Revolver to increase total availability.

The Trust serves as the guarantor for any funds borrowed by the Operating Partnership under the Amended Revolver. Additionally, the Amended Revolver is secured by a cross-collateralized, first mortgage lien on six otherwise unmortgaged properties. The Amended Revolver has a term of three years and matures on March 31, 2009.  However, the Operating Partnership has exercised its option to extend the maturity date until March 30, 2010, under existing terms. The interest rate per annum applicable to the Amended Revolver is, at the Operating Partnership’s option, equal to a base rate or London InterBank Offered Rate (“LIBOR”) plus an applicable margin based upon our leverage (2.78% at December 31, 2008).

The Amended Revolver contains customary affirmative and negative covenants and contains financial covenants that, among other things, require the Trust and its subsidiaries to maintain certain minimum ratios of “EBITDA” (earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests.

The Trust is prohibited from making distributions that exceed $1.20 per share unless prior to and after giving effect to such action the total leverage ratio is less than or equal to 60%. The amount of restricted payments permitted may be increased as long as either of the following conditions is met: (a) after giving effect to the increased restricted payment, the total leverage ratio shall remain less than or equal to 60%; or (b) the increased restricted payment, when considered along with all other restricted payments for the last 3 quarters, does not exceed 95% of funds from operations for the applicable period.

During 2007 and 2006, the Trust issued 1,571,692 and 405,607 shares of common stock, respectively under the direct stock purchase plan, raising net proceeds of approximately $22,530 and $5,994, respectively, which were primarily used to pay down the Amended Revolver.

Mortgage and construction debt

At December 31, 2008, the Trust had mortgage and construction notes payable consisting of the following which were secured by the underlying student housing properties or leaseholds of:

	Outstanding at
	December 31,		Maturity
Property	2008	Interest Rate	Date	Amortization
University Towers	$25,000	5.99%	7/1/2013	30 Year
The Reserve at Clemson	12,000	5.55%	3/1/2012	30 Year
The Gables	4,291	5.50%	11/1/2013	30 Year
NorthPointe	18,800	5.55%	3/1/2012	30 Year
The Pointe at S. Florida/The Reserve at Columbia/ The Commons at Knoxville/College Grove	60,263	6.02%	1/1/2019	30 Year
The Reserve at Perkins	15,492	5.99%	1/1/2014	30 Year
The Lofts	27,000	5.59%	5/1/2014	30 Year
College Station at W. Lafayette/The Pointe at Penn State/The Reserve at Star Pass	72,106	6.02%	1/1/2016	30 Year
Campus Lodge	35,841	6.97%	5/1/2012	30 Year
Pointe West	10,637	4.92%	8/1/2014	30 Year
The Pointe at Western/The Commons on Kinnear/The Reserve on South College/The Avenue at Southern	42,854	3.91%	1/1/2014	30 Year
The Reserve on Frankford	7,020	3.81%	1/1/2014	30 Year
The Reserve at Saluki Pointe	10,901	2.57%	6/28/2012	30 Year
Syracuse University Development Project	191	2.30%	9/29/2013	30 Year
Troy Place	9,440	6.44%	12/9/2009	30 Year
The Reserve at Jacksonville	11,120	6.44%	12/9/2009	30 Year
Macon Place	7,440	6.44%	12/9/2009	30 Year
Clayton Place	24,540	6.44%	12/9/2009	30 Year
River Place	13,680	6.44%	12/9/2009	30 Year
The Chase at Murray	6,800	6.44%	12/9/2009	30 Year
Cape Place	8,520	6.44%	12/9/2009	30 Year
Clemson Place	8,160	6.44%	12/9/2009	30 Year
The Reserve at Martin	8,960	6.44%	12/9/2009	30 Year
Total debt /weighted average rate	441,056	5.77%
Unamortized premium	1,203
Total mortgage loans net of unamortized premium	442,259
Less current portion of mortgage debt	101,631
Total long-term debt, net of current portion	$340,628

On March 3, 2008, mortgage debt in the amount of $22,977, secured by the student housing community referred to as University Towers, bearing interest at an effective rate of 5.48%, matured and was repaid by the Trust with additional borrowings on the Amended Revolver. On June 27, 2008, the Trust refinanced the debt with a $25,000, interest only, fixed rate mortgage bearing interest at 5.99% through June 30, 2013. After the initial maturity, the Trust has the option to extend the loan for 12 months with principal and interest equal to LIBOR plus a 250 basis point margin per annum being repaid on a monthly basis. The Trust used the proceeds from the refinancing to pay down the Amended Revolver.

At December 31, 2008, the Trust has $10,901 outstanding on an $11,000 construction loan related to the development of a wholly owned student apartment community near Southern Illinois University (see Note 4). The loan bears interest equal to LIBOR plus a 110 basis point margin and is interest only through July 21, 2010. Commencing with the quarter ended June 30, 2010, and annually thereafter, a debt service coverage ratio calculated on a rolling 12 months basis, of not less than 1.25 to 1, must be maintained in order to extend the loan until June 14, 2012, with principal and interest being repaid on a monthly basis. The Trust incurred $81 in deferred financing costs in connection with the construction loan.

At December 31, 2008, the Trust has $191 outstanding on a $14,300 construction loan related to the development of a wholly owned student apartment community at Syracuse University (see Note 4). The loan bears interest equal to LIBOR plus a 110 basis point margin and is interest only through September 29, 2011. Commencing with the quarter ended June 30, 2011, and annually thereafter, a debt service coverage ratio calculated on a rolling 12 months basis, of not less than 1.25 to 1, must be maintained in order to extend the loan until September 29, 2013, with principal and interest being repaid on a monthly basis.

On December 31, 2008, the Trust entered into a $222,000 secured credit facility.  The proceeds of approximately $197,735 were used to prepay approximately $185,557 of mortgage debt that was due to mature in July of 2009.  The remaining proceeds were used to pay $4,295 in defeasance costs and other costs related to the early repayment of the debt, $2,052 in deferred financing costs, pay down the Amended Revolver and pay for other corporate working capital needs. In accordance with SFAS No. 140, the Trust accounted for the transaction as a legal defeasance and recognized a loss of $4,360 on the early retirement of debt.  The secured credit facility also contains financial covenants that include consolidated net worth and liquidity tests.  The following debt was prepaid at December 31, 2008:
	Prepaid on
	December 31,	Contractual Fixed	Maturity
Property	2008	Interest Rate	Date	Amortization
The Pointe at S. Florida	$23,142	5.48%	7/7/2009	30 Year
The Pointe at Western	20,915	5.48%	7/7/2009	30 Year
The Reserve on Perkins/The Commons at Knoxville	30,984	5.48%	7/7/2009	30 Year
The Pointe at Penn State/The Reserve at Star Pass	49,129	5.48%	7/7/2009	30 Year
College Station at W. Lafayette	14,330	5.48%	7/7/2009	30 Year
The Commons on Kinnear	14,233	5.48%	7/7/2009	30 Year
The Reserve at Frankford	14,040	5.48%	7/7/2009	30 Year
The Reserve at Columbia	18,784	5.48%	7/7/2009	30 Year
Total	$185,557

In connection with the secured credit facility the following properties were encumbered (including 3 additional properties):

	Outstanding at
	December 31,			Maturity
Property	2008	Interest Rate		Date	Amortization
The Pointe at S. Florida/The Reserve at Columbia/ The Commons at Knoxville/College Grove	$60,263	fixed	6.02%	1/1/2019	30 Year
The Reserve at Perkins	15,492	fixed	5.99%	1/1/2014	30 Year
College Station at W. Lafayette/The Pointe at Penn State/The Reserve at Star Pass	72,106	fixed	6.02%	1/1/2016	30 Year

	Outstanding at
	December 31,			Maturity
Property	2008	Interest Rate		Date	Amortization
The Pointe at Western/The Commons on Kinnear/The Reserve on South College/The Avenue at Southern	42,854	(1)variable	3.91%	1/1/2014	30 Year
The Reserve on Frankford	7,020	(1)variable	3.81%	1/1/2014	30 Year
Total	$197,735

(1)	The variable interest rate loans are based on the 30-day LIBOR plus an applicable margin.

In order to hedge the interest rate risk associated with the variable rate loans under the secured credit facility, the Operating Partnership purchased an interest rate cap from the Royal Bank of Canada on December 22, 2008 for $120.  The notional amount of the cap is $49,874, the cap will terminate on December 31, 2013 and the cap rate is 7.0% per annum.  The Operating Partnership has chosen not to designate the cap as a hedge and will recognize all gain or loss associated with this derivative instrument in earnings.  At December 31, 2008, the cap had a value of $82 and is classified in other assets in the accompanying consolidated balance sheet.

At December 31, 2007, the Trust had mortgage notes payable consisting of the following which were secured by the underlying student housing properties or leaseholds of:

	Outstanding at
	December 31,	Contractual Fixed	Maturity
Property	2007	Interest Rate	Date	Amortization
University Towers	$23,099	6.77%	3/1/2008	30 Year
The Reserve at Clemson	12,000	5.55%	3/1/2012	30 Year
The Gables	4,364	5.50%	11/1/2013	30 Year
NorthPointe	18,800	5.55%	3/1/2012	30 Year
The Pointe at S. Florida	23,467	5.48%	7/7/2009	30 Year
The Pointe at Western	21,209	5.48%	7/7/2009	30 Year
The Lofts	27,000	5.59%	5/1/2014	30 Year
The Reserve on Perkins/The Commons at Knoxville	31,420	5.48%	7/7/2009	30 Year
The Pointe at Penn State/The Reserve at Star Pass	49,821	5.48%	7/7/2009	30 Year
Campus Lodge	36,362	6.97%	5/1/2012	30 Year
Pointe West	10,815	4.92%	8/1/2014	30 Year
College Station at W. Lafayette	14,531	5.48%	7/7/2009	30 Year
The Commons on Kinnear	14,434	5.48%	7/7/2009	30 Year
The Reserve at Frankford	14,237	5.48%	7/7/2009	30 Year
The Reserve at Columbia	19,048	5.48%	7/7/2009	30 Year
Troy Place	9,440	6.44%	12/9/2009	30 Year
Jacksonville Place	11,120	6.44%	12/9/2009	30 Year
Macon Place	7,440	6.44%	12/9/2009	30 Year
Clayton Place	24,540	6.44%	12/9/2009	30 Year
River Place	13,680	6.44%	12/9/2009	30 Year
Murray Place	6,800	6.44%	12/9/2009	30 Year
Cape Place	8,520	6.44%	12/9/2009	30 Year
Clemson Place	8,160	6.44%	12/9/2009	30 Year
Martin Place	8,960	6.44%	12/9/2009	30 Year
Total debt /weighted average rate	419,267	5.90%

Unamortized premium	1,673

	Outstanding at
	December 31,	Contractual Fixed	Maturity
Property	2007	Interest Rate	Date	Amortization
Total mortgage loans net of unamortized premium	420,940
Less current portion of mortgage debt	(26,481)
Total long-term debt, net of current portion	$394,459

The following table reconciles the carrying amount of mortgage and construction notes payable as of and for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Balance, beginning of period	$420,940	$423,933	$328,335
Assumption of mortgage debt at fair value	—	—	98,660
Additions	233,827	57,800	—
Repayments of principal	(212,038)	(60,158)	(2,503)
Amortization of premium	(470)	(635)	(559)
Balance, end of period	$442,259	$420,940	$423,933

Scheduled maturities of all outstanding debt, including the amounts outstanding under the Amended Revolver, as of December 31, 2008 are as follows:

Year
2009	$101,631
2010	36,348
2011	3,765
2012	78,417
2013	32,488
Thereafter	221,307
Total	473,956
Debt premium	1,203
Outstanding as of December 31, 2008, net of debt premium	$475,159

The Trust has $98,600 of mortgage debt scheduled to mature in December 2009.  If capital and equity markets continue to erode significantly and the Trust cannot find replacement financing, the Trust would not have enough existing liquidity to repay the mortgage debt at maturity.  If this occurs, the Trust would pursue and expect to obtain an extension from the current lender in order to provide additional time to obtain replacement financing.  If the Trust is unable to obtain replacement financing, the nine encumbered properties could be turned over to the lender and the Trust would cross default the Amended Revolver.  If this were to occur, management has reviewed its cash flows and has identified plans that could be implemented to repay the Amended Revolver.   These plans could include the elimination of or the payment in kind of our dividends, suspension of capital spend, cost reductions, possible asset dispositions and a potential equity capital event.  Additionally management has assessed the remaining student housing assets that would remain in the portfolio and determined they would produce sufficient cash flows to fund operations and service the remaining debt requirements in the near future.

11. Segments

The Trust defines business segments by their distinct customer base and service provided. The Trust has identified three reportable segments: student housing leasing, student housing development-consulting services, and student housing management services. Management evaluates each segment’s performance based on pretax income and on net operating income, which is defined as income before depreciation, amortization, impairment loss, interest expense and equity in earnings of unconsolidated entities. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intercompany fees are reflected at the contractually stipulated amounts. Discontinued operations are not included in segment reporting as management addresses these items on a corporate level.

The following tables represent the Trust’s segment information for the years ended December 31, 2008, 2007, and 2006:

	Year Ended December 31, 2008					Year Ended December 31, 2007
	Student	Development				Student	Development
	Housing	Consulting	Management			Housing	Consulting	Management
	Leasing	Services	Services	Adjustments	Total	Leasing	Services	Services	Adjustments	Total

Revenues:
Student housing leasing revenue	$107,149	$—	$—	$—	$107,149	$85,175	$—	$—	$—	$85,175
Student housing food service revenue	2,378	—	—	—	2,378	2,359	—	—	—	2,359
Other leasing revenue	7,145	—	—	—	7,145	13,811	—	—	—	13,811
Third-party development consulting services	—	8,303	—	—	8,303	—	5,411	—	—	5,411
Third-party management services	—	—	3,672	—	3,672	—	—	3,391	—	3,391
Intersegment revenues	—	661	4,290	(4,951)	—	—	—	3,409	(3,409)	—
Operating expense reimbursements	—	—	—	10,796	10,796	—	—	—	9,330	9,330
Total revenues	116,672	8,964	7,962	5,845	139,443	101,345	5,411	6,800	5,921	119,477
Operating expenses:
Student housing leasing operations	55,120	—	—	—	55,120	40,798	—	—	—	40,798
Student housing food service operations	2,257	—	—	—	2,257	2,236	—	—	—	2,236
General and administrative	3	4,196	7,234	(337)	11,096	105	2,787	6,628	—	9,520
Intersegment expenses	4,290	—	—	(4,290)	—	3,409	—	—	(3,409)	—
Reimbursable operating expenses	—	—	—	10,796	10,796	—	—	—	9,330	9,330
Total operating expenses	61,670	4,196	7,234	6,169	79,269	46,548	2,787	6,628	5,921	61,884
Net operating income	55,002	4,768	728	(324)	60,174	54,797	2,624	172	—	57,593

	Year Ended December 31, 2008					Year Ended December 31, 2007

	Student	Development				Student	Development
	Housing	Consulting	Management			Housing	Consulting	Management
	Leasing	Services	Services	Adjustments	Total	Leasing	Services	Services	Adjustments	Total
Nonoperating expenses(1)	60,114	(76)	—	—	60,038	58,007	—	—	—	58,007
Income (loss) before equity in earnings (losses) of unconsolidated entities, income taxes, redeemable noncontrolling interests and discontinued operations	(5,112)	4,844	728	(324)	136	(3,210)	2,624	172	—	(414)
Equity in earnings (losses) of unconsolidated entities	(192)	(4)	—	—	(196)	(510)	233	—	—	(277)
Income (loss) before income taxes, redeemable noncontrolling interests and discontinued operations(2)	$(5,304)	$4,840	$728	$(324)	$(60)	$(3,720)	$2,857	$172	$—	$(691)
Total segment assets, as of December 31, 2008 and 2007(3)	$760,477	$2,381	$4,567	$—	$767,425	$751,086	$4,528	$6,505	$—	$762,119

(1) Nonoperating expenses include interest expense, interest income, gains (losses) on the extinguishment of debt, amortization of deferred financing costs, depreciation, amortization of intangibles and impairment losses on assets.
(2) Reconciliation of segment revenues and segment net loss before income taxes, redeemable noncontrolling interests and discontinued operations to the Trust’s consolidated revenues and losses before income taxes, redeemable noncontrolling interests and discontinued operations:

	2008	2007
Total segment revenues	$144,394	$122,886
Elimination of intersegment revenues	(4,951)	(3,409)
Total consolidated revenues	$139,443	$119,477

Segment net loss before income taxes, redeemable noncontrolling interests and discontinued operations	$(60)	$(691)
Other unallocated corporate expenses	(6,761)	(6,828)
Net loss before taxes, redeemable noncontrolling interests and discontinued operations	$(6,821)	$(7,519)

(3) Reconciliation of segment assets to the Trust’s total assets:
Total segment assets, end of period (includes goodwill of $2,149 related to management services and $921 related to development consulting services)	$767,425	$762,119
Unallocated corporate amounts:
Cash	3,765	298
Other assets	6,242	4,377
Deferred financing costs, net	215	666
Total assets, end of period	$777,647	$767,460

	Year Ended December 31, 2007					Year Ended December 31, 2006

	Student	Development				Student	Development
	Housing	Consulting	Management			Housing	Consulting	Management
	Leasing	Services	Services	Adjustments	Total	Leasing	Services	Services	Adjustments	Total

Revenues:
Student housing leasing revenue	$85,175	$—	$—	$—	$85,175	$80,777	$—	$—	$—	$80,777
Student housing food service revenue	2,359	—	—	—	2,359	3,634	—	—	—	3,634
Other leasing revenue	13,811	—	—	—	13,811	14,012	—	—	—	14,012
Third-party development consulting services	—	5,411	—	—	5,411	—	3,773	—	—	3,773
Third-party management services	—	—	3,391	—	3,391	—	—	2,796	—	2,796
Intersegment revenues	—	—	3,409	(3,409)	—	—	—	3,281	(3,281)	—
Operating expense reimbursements	—	—	—	9,330	9,330	—	—	—	7,638	7,638
Total revenues	101,345	5,411	6,800	5,921	119,477	98,423	3,773	6,077	4,357	112,630
Operating expenses:
Student housing leasing operations	40,798	—	—	—	40,798	39,100	—	—	—	39,100
Student housing food service operations	2,236	—	—	—	2,236	3,318	—	—	—	3,318
General and administrative	105	2,787	6,628	—	9,520	21	2,210	5,004	—	7,235
Intersegment expenses	3,409	—	—	(3,409)	—	3,281	—	—	(3,281)	—
Reimbursable operating expenses	—	—	—	9,330	9,330	—	—	—	7,638	7,638
Total operating expenses	46,548	2,787	6,628	5,921	61,884	45,720	2,210	5,004	4,357	57,291
Net operating income	54,797	2,624	172	—	57,593	52,703	1,563	1,073	—	55,339
Nonoperating expenses(1)	58,007	—	—	—	58,007	62,502	—	—	—	62,502
Income (loss) before equity in earnings of (losses) nconsolidated entities, income taxes, redeemable noncontrolling interests and discontinued operations	(3,210)	2,624	172	—	(414)	(9,799)	1,563	1,073	—	(7,163)

	Year Ended December 31, 2007					Year Ended December 31, 2006

	Student	Development				Student	Development
	Housing	Consulting	Management			Housing	Consulting	Management
	Leasing	Services	Services	Adjustments	Total	Leasing	Services	Services	Adjustments	Total
Equity in earnings (losses) of unconsolidated entities	(510)	233	—	—	(277)	(74)	814	—	—	740
Income (loss) before income taxes, redeemable noncontrolling interests and discontinued operations(2)	$(3,720)	$2,857	$172	$—	$(691)	$(9,873)	$2,377	$1,073	$—	$(6,423)
Total segment assets, as of December 31, 2007 and 2006(3)	$751,086	$4,528	$6,505	$—	$762,119	$818,832	$2,082	$5,567	$—	$826,481

(1) Nonoperating expenses include interest expense, interest income, gains (losses) on the extinguishment of debt, amortization of deferred financing costs, depreciation, amortization of intangibles and impairment losses on assets.
(2) Reconciliation of segment revenues and segment net loss before income taxes, redeemable noncontrolling interests and discontinued operations to the Trust’s consolidated revenues and net loss before income taxes, redeemable noncontrolling interests and discontinued operations:

	2007	2006
Total segment revenues	$122,886	$115,911
Elimination of intersegment revenues	(3,409)	(3,281)
Total consolidated revenues	$119,477	$112,630

Segment net loss before income taxes, redeemable noncontrolling interests and discontinued operations	$(691)	$(6,423)
Other unallocated corporate expenses	(6,828)	(6,404)
Net loss before income taxes, redeemable noncontrolling interests and discontinued operations	$(7,519)	$(12,827)

(3) Reconciliation of segment assets to the Trust’s total assets:
Total segment assets, end of period (includes goodwill of $2,149 related to management services and $921 related to development consulting services)	$762,119	$826,481
Unallocated corporate amounts:
Cash	298	2,752
Other assets	4,377	4,801
Deferred financing costs, net	666	1,424
Total assets, end of period	$767,460	$835,458

12. Related party transactions

In October of 2007, the Operating Partnership entered into a note receivable with University Village- Greensboro, LLC in the amount of $845. The note was interest only through December 31, 2007 and accrued interest at 10% per annum. On January 1, 2008, the entire principal balance was converted to a term loan maturing on January 1, 2028 with principal and interest of 10% per annum being repaid on a monthly basis. On the maturity date, all unpaid principal and interest are due in full. As of December 31, 2008 and 2007, the note had an outstanding balance of $834 and $845, respectively. The Operating Partnership has a 25% ownership stake in the LLC (see Note 2) and is secured by a second deed of trust to the student housing property; thus, the loan is subordinated to the construction debt held by the LLC discussed in Note 16.

The Trust incurs certain common costs on behalf of Allen & O’Hara, Inc. (“A&O”), 100% owned by the president of the Trust. These costs relate to human resources, information technology, legal and certain management personnel. The Trust allocates the costs to A&O based on time and effort expended. Indirect costs are allocated monthly in an amount that approximates what management believes costs would have been had A&O operated on a stand-alone basis. For the years ended December 31, 2008, 2007 and 2006, the Trust incurred common costs on behalf of A&O in the amount of $152, $186 and $372, respectively.

The Trust engages A&O to procure furniture, fixtures and equipment form third party vendors for its owned and managed properties and for third-party owners in connection with its development consulting projects. The Trust incurs a service fee in connection with this arrangement and the expense totaled $200 for the year ended December 31, 2008 and less than $100 for each of the years ended December 31, 2007 and 2006.

13. Lease commitments and unconditional purchase obligations

The Trust has various operating leases for furniture, office and technology equipment which expire at varying times through fiscal year 2015. Rental expense under the operating lease agreements totaled $512, $557 and $588, for the years ended December 31, 2008, 2007 and 2006, respectively. Furthermore, the Trust has entered into various contracts for advertising which will expire at varying times through fiscal year 2010.

Future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms as well as future minimum payments required under advertising contracts that have noncancellable terms in excess of one year as of December 31, 2008 are as follows:

Year Ending	Advertising	Leases
2009	$154	$4,446
2010	26	3,862
2011	—	3,319
2012	—	3,759
2013	—	2,300
Thereafter	—	952

Additionally the Trust leases corporate office space and the agreement contains rent escalation clauses based on pre-determined annual rate increases. The Trust recognizes rent expense under the straight-line method over the term of the lease. Any difference between the straight-line rent amounts and amounts payable under the lease terms are recorded as deferred rent in accrued expenses in the accompanying consolidated balance sheets. At December 31, 2008 and 2007, deferred rent totaled $279 and $333, respectively.

14. Employee savings plan

The Trust’s eligible employees may participate in a 401(k) savings plan (the “Plan”). Participants may contribute up to 15% of their earnings to the Plan. Employees are eligible to participate in the Plan on the first day of the next calendar quarter following six months of service and reaching 21 years of age. Additionally a matching contribution of 50% is provided on eligible employees’ contributions up to the first 3% of compensation. Employees vest in the matching contribution over a 3-year period. Matching contributions were approximately $198, $168 and $128 for the years ended December 31, 2008, 2007 and 2006, respectively.

15. Accrued expenses

Accrued expenses consist of the following at December 31, 2008 and 2007:

	2008	2007
Payroll	$2,473	$2,364
Real estate taxes	3,548	2,777
Interest	1,158	1,871
Utilities	1,095	423
Other	2,028	2,260
Total accrued expenses	$10,302	$9,695

16. Commitments and contingencies

In June 2001, the previous owner of one of our properties received notification from the United States Department of Justice of an on-going investigation regarding possible violations of the American Disabilities Act of 1990 and the Fair Housing Amendments Act of 1988. In October 2002, the investigations were delayed for an undetermined period of time and therefore such has not been fully resolved. Management does not believe the resolution of this matter will result in a material adverse effect on the Trust’s consolidated financial condition or results of operations.

The Operating Partnership entered into a letter of credit agreement in conjunction with the closing of the acquisition of a student housing property at the University of Florida. The letter of credit remains outstanding in the amount of $1,512 at December 31, 2008 and is secured by the Operating Partnership’s existing revolving credit facility.

On May 10, 2006, in connection with the Trust’s investment in University Village – Greensboro LLC, the Operating Partnership guaranteed $23,200 of construction debt held by the LLC in order to receive a 25% ownership stake in the venture with College Park Apartments. The debt matures on May 10, 2009 with the option of extending the maturity date to May 10, 2011. Construction was completed and the student housing community occupied in August 2007. The Operating Partnership has determined that it will not guarantee the debt after the construction loan is refinanced. The debt has an outstanding balance of $23,200 at December 31, 2008.

Additionally, two of the Trust’s other investments in unconsolidated entities have outstanding mortgage indebtedness totaling $89,414 at December 31, 2008.

As owners and operators of real estate, environmental laws impose ongoing compliance requirements on the Trust. The Trust is not aware of any environmental matters or liabilities with respect to the student housing properties that would have a material adverse effect on the Trust’s consolidated financial condition or results of operations.

In the normal course of business, the Trust is subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, in management’s opinion, the liabilities, if any, in excess of amounts provided or covered by insurance, are not expected to have a material adverse effect on our financial position, results of operations or liquidity.

Under the terms of the University Towers Partnership agreement so long as the contributing owners of such property hold at least 25% of the University Towers Partnership units, the Trust has agreed to maintain certain minimum amounts of debt on the property to avoid triggering gain to the contributing owners. If the Trust fails to do this, the Trust will owe to the contributing owners the amount of taxes they incur.

Under the terms of the purchase agreement with Place Properties, the Trust remains a party to a tax indemnification agreement whereby a payment could be required to be made to the former owner if any properties are sold within five years of the purchase date. The contingency expires in January 2011.

 After being awarded a development consulting contract, the Trust will enter predevelopment consulting contracts with educational institutions to develop student housing properties on their behalf. The Trust will enter reimbursement agreements that provide for the Trust to be reimbursed for the predevelopment costs incurred prior to the institution’s governing body formally approving the final development contract. At December 31, 2008 and 2007, the Trust had recorded $965 and $2,524, respectively, of predevelopment costs which are reflected in other assets in the accompanying consolidated balance sheets.

17. Quarterly financial information (unaudited)

Quarterly financial information for the years ended December 31, 2008 and 2007 is summarized below:

2008	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Revenues	$34,212	$36,828	$32,333	$36,070	$139,443
Operating expenses(1)	26,754	27,162	32,419	29,525	115,860
Nonoperating expenses(2)	6,289	6,221	6,519	11,179	30,208
Equity in earnings of unconsolidated entities	(1)	(26)	(196)	27	(196)
Income taxes (expense)/benefit	(191)	18	(709)	(241)	(1,123)
Noncontrolling interest	(96)	(77)	330	(29)	128
Discontinued operations (3)	8	(42)	(79)	(18)	(131)
Gain on sale of discontinued operations	—	—	—	—	—
Net income (loss) attributable to Education Realty Trust, Inc.	$889	$3,318	$(7,259)	$(4,895)	$(7,947)
Net income (loss) per share-basic and diluted	$0.03	$0.12	$(0.26)	$(0.17)	$(0.28)

2007	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Revenues	$29,937	$28,849	$28,237	$32,454	$119,477
Operating expenses	23,187	23,496	27,686	24,675	99,044
Nonoperating expenses	7,583	7,274	6,433	6,385	27,675
Equity in earnings of unconsolidated entities	43	(41)	(247)	(32)	(277)
Income taxes (expense)/benefit	3	46	54	(361)	(258)
Noncontrolling interest	(136)	46	333	(303)	(60)
Discontinued operations(4)	432	420	(60)	(15)	777
Gain on sale of discontinued operations	—	1,644	—	—	1,644
Net income (loss), attributable to Education Realty Trust, Inc.	$(491)	$194	$(5,802)	$683	$(5,416)
Net income (loss) per share-basic and diluted	$(0.02)	$0.01	$(0.22)	$0.02	$(0.20)
(1) Operating expenses in the 4th quarter include a $2,021 impairment loss.

(2) Nonoperating expenses in the 4th quarter of 2008 include a $4,360 loss on the extinguishment of debt.

(3) All quarterly information presented above for 2008 reflects the classification of College Station’s financial results as discontinued operations. College Station was subsequently sold during 2009.

(4) All quarterly information presented above for 2007 reflects the classification of College Station’s and the Village on Tharpe’s financial results as discontinued operations. College Station was subsequently sold during 2009. The Village on Tharpe was sold during 2007.

18. Subsequent events

On January 5, 2009, our board of directors declared a fourth quarter distribution of $0.1025 per share of common stock for the quarter ending on December 31, 2008. The distribution is payable on February 16, 2009 to stockholders of record at the close of business on January 30, 2009.